SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Applebee’s International, Inc.

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APPLEBEE’S INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 13, 2004

Dear Stockholder:

It is my pleasure to invite you to the 2004 Annual Meeting of Stockholders for Applebee’s International, Inc. We will hold the meeting on May 13, 2004, at 10:00 a.m., CDT, at the Doubletree Hotel, which is located at 10100 College Boulevard, Overland Park, Kansas 66210.

At the meeting, we will:

•	Elect five directors;

•	Approve the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan;

•	Approve the Executive Nonqualified Stock Purchase Plan;

•	Ratify the selection of Deloitte & Touche LLP as our independent auditors for the 2004 fiscal year;

•	Act on a shareholder proposal to require us to issue a report relating to genetically engineered food; and

•	Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

We have attached a Proxy Statement to this notice that more fully describes each of these items of business.

The Board of Directors has chosen March 15, 2004, as the date used to determine the stockholders who will be able to attend and vote at the Annual Meeting. If you own stock in Applebee’s International, Inc. at the close of business on that date, you are cordially invited to attend the Annual Meeting. Seating at the meeting will be limited to Applebee’s stockholders, proxy holders, and invited guests of the Company. If you are a stockholder of record, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.

Your vote is important. If you decide not to attend the Annual Meeting in person, you may vote on these proposals by proxy. To do so, please complete, date, sign, and return the enclosed proxy card promptly. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. If you have voted by mail or by telephone or over the Internet and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.

We look forward to seeing you at the meeting.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary

Overland Park, Kansas

April 13, 2004

APPLEBEE’S INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Why did you send this Proxy Statement to me?

The Board of Directors of Applebee’s International, Inc. (sometimes referred to herein as “Applebee’s,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the Annual Meeting of Stockholders on May 13, 2004, at 10:00 a.m., CDT, and at any adjournment or postponement of that meeting. The meeting will be held at the Doubletree Hotel, which is located at 10100 College Boulevard, Overland Park, Kansas 66210. Applebee’s will use the proxies it receives to:

•	Elect five directors;

•	Approve the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan;

•	Approve the Executive Nonqualified Stock Purchase Plan;

•	Ratify the selection of Deloitte & Touche LLP as our independent auditors for the 2004 fiscal year;

•	Act on a shareholder proposal to require us to issue a report relating to genetically engineered food; and

•	Transact any other business that is proposed in accordance with our by-laws before the meeting is adjourned or postponed.

We mailed this Proxy Statement and the accompanying proxy on or about April 13, 2004 to all stockholders entitled to vote at the Annual Meeting.

How many votes do I have?

If we had your name on record as owning stock in Applebee’s International, Inc. at the close of business on March 15, 2004, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Applebee’s Common Stock you own as of that date. At the close of business on March 15, 2004, 54,742,810 shares of the Company’s Common Stock were outstanding and eligible to vote.

How do I vote by proxy?

Whether you plan to attend the Annual Meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the Annual Meeting and vote in person.

How do I attend the Annual Meeting in Person?

Seating at the Annual Meeting will be limited to Applebee’s stockholders or their proxy holders and the Company’s invited guests. If you are a stockholder of record, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. The Annual Meeting will begin promptly at 10:00 a.m., CDT, so please plan to arrive accordingly.

May I revoke my proxy?

You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;

•	Sending written notification of revocation to the Secretary of the Company at our principal executive office;

•	Entering a later vote by telephone or over the Internet; or

•	Attending the Annual Meeting and voting in person.

Who pays for the solicitation of proxies?

Applebee’s pays the entire cost of the solicitation of proxies. This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Directors, officers, or other regular employees of Applebee’s may contact you personally; or

•	We may hire agents for the sole purpose of contacting you regarding your proxy.

If the Company hires soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the meeting, or at least 27,371,406 shares. Shares of Common Stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

•	Proposal I: Elect Five Directors

The five nominees for director who receive the most votes will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

•	Proposal II: Approve the Amended and Restated 1995 Equity Incentive Plan

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal III: Approve the Executive Nonqualified Stock Purchase Plan

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against this proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal IV: Ratify Selection of Auditors

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal V: Act on Shareholder Proposal

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

How will my proxy get voted?

If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the five nominees for director;

•	“FOR” approval of the Amended and Restated 1995 Equity Incentive Plan;

•	“FOR” approval of the Executive Nonqualified Stock Purchase Plan;

•	“FOR” ratification of Deloitte & Touche LLP as independent auditors for the 2004 fiscal year; and

•	“AGAINST” approval of the shareholder proposal.

If necessary, and unless you have indicated on your proxy card that you wish to vote against any of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.

How will voting on “any other business” be conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters at their discretion.

How do I submit a proposal?

If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2005 Annual Meeting of Stockholders, and you do not want the Company’s proxy holders to be allowed to use their discretionary voting authority to vote against this stockholder proposal when and if raised, you must submit your proposal to us no later than February 27, 2005. If you would like your proposal to be included in our proxy statement and proxy relating to that meeting, it must comply with the Securities and Exchange Commission (“SEC”) rules, and you must submit it to us no later than December 14, 2004.

How do I submit a nomination for the Board of Directors?

If you wish to nominate an individual for a position on our Board of Directors, our by-laws require that you submit your nomination, along with certain information about the candidate, to the Company’s Secretary between 60 and 75 days before the date of the Annual Meeting (or other meeting at which directors will be elected). This should be sent to our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207. If we first announce the date of the meeting to stockholders during the 60-day period prior to the meeting, however, you may submit nominations to us at any time before the close of business of the 10th day following the day on which we announced the meeting.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND EXECUTIVE AND OTHER SENIOR OFFICERS

Board Structure

The Board of Directors is divided into three classes. Directors in each class serve for three-year terms.

• Class I	There are three Class I directors. Their terms expire at the 2005 Annual Meeting.

• Class II	There are three Class II directors. Their terms expire at the 2006 Annual Meeting. Mr. Lumpkin was appointed a director in January 2004 to fill a vacancy in Class II. In accordance with our by-laws, he is being nominated at the Annual Meeting for election as a Class II director.

• Class III	There are currently three Class III directors. Their terms expire at the 2004 Annual Meeting. Mr. Michael Volkema is being nominated for election at the Annual Meeting as a fourth Class III director.

Board Nominees and Incumbents

Below, we have furnished information for each of the four persons being nominated for election as a Class III director to a new three-year term, to serve until the 2007 Annual Meeting, and the one person being nominated for election as a Class II director, to serve until the 2006 Annual Meeting (“Nominees”). We have also furnished information for each person who is continuing as a Class I or Class II director of the Company (“Incumbents”).

ERLINE BELTON, age 60 (Incumbent—Class I term expiring in 2005). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as a Co-Chair of the Executive Compensation Committee and as a member of the Corporate Governance/Nominating Committee.

DOUGLAS R. CONANT, age 52 (Incumbent—Class II term expiring in 2006). Mr. Conant became a director of the Company in December 1999. In January 2001, Mr. Conant joined Campbell Soup Company as

President and Chief Executive Officer and was elected to their Board of Directors. He was President of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp., from July 1995 until January 2001. He had been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions. Mr. Conant serves as a member of the Executive Compensation Committee.

D. PATRICK CURRAN, age 59 (Incumbent—Class II term expiring in 2006). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979, and as Chairman of Cook Composites and Polymers, a joint venture with Total Petroleum Corp. (France), since its formation in 1990. He also serves as a member of the Board of Directors of Gold Banc Corporation, Inc., a publicly-traded company. Mr. Curran serves as a member of the Audit Committee.

ERIC L. HANSEN, age 55 (Incumbent—Class I term expiring in 2005). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as Chair of the Audit Committee and as a member of the Corporate Governance/Nominating Committee. Mr. Eric Hansen and Mr. Mark Hansen are not related.

MARK S. HANSEN, age 49 (Incumbent—Class I term expiring in 2005). Mr. Hansen became a director of the Company in August 1998. He is presently employed by Trillium Partners, a retail and consumer investment firm. From November 1998 until March 2003, he was employed as Chairman and Chief Executive Officer of Fleming Companies, Inc. In March 2003, Mr. Hansen resigned from both positions. From July 1997 until September 1998, Mr. Hansen served as President and Chief Executive Officer of SAM’s Club, a subsidiary of Wal-Mart Stores, Inc. He previously served as President and Chief Executive Officer of PETsMART for eight years. Mr. Hansen has served in executive positions with Federated Foods, Inc., the Jewel Companies and The Great Atlantic and Pacific Tea Company. Mr. Hansen serves as a member of the Audit Committee and the Executive Compensation Committee. Mr. Mark Hansen and Mr. Eric Hansen are not related.

JACK P. HELMS, age 51 (Nominee—Class III term expiring in 2004). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as Co-Chair of the Executive Compensation Committee and as Chair of the Corporate Governance/Nominating Committee.

LLOYD L. HILL, age 60 (Nominee—Class III term expiring in 2004). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. In May 2000, Mr. Hill was elected Chairman of the Board. Prior to joining Applebee’s, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, from December 1989 to December 1993, where he also served as a director from 1988 to 1993, having joined that organization in 1980.

STEVEN K. LUMPKIN, age 49 (Nominee—Class II term expiring in 2006). Mr. Lumpkin became a director of the Company in January 2004. He was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. He was named Chief Development Officer in

March 2001. In March 2002, Mr. Lumpkin assumed the position of Chief Financial Officer and Treasurer. Prior to joining Applebee’s, Mr. Lumpkin was a Senior Vice President of a division of the Olsten Corporation, Kimberly Quality Care, from July 1993 until January 1995. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the Board of Directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.

BURTON M. SACK, age 66 (Nominee—Class III term expiring in 2004). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director. Mr. Sack is a private investor and serves as a director and Vice Chairman of the National Restaurant Association.

MICHAEL A. VOLKEMA, age 47 (Nominee for Class III). Mr. Volkema has been nominated for election as a director at the 2004 Annual Meeting. Since 1995, he has been employed by Herman Miller, Inc., a furniture manufacturer, in various executive positions, most recently as Chief Executive Officer and Chairman of the Board. From 1994 to 1995, he was a consultant to Herman Miller, Inc. and later served as President and Chief Executive Officer of Coro, Inc. From 1993 to 1994, Mr. Volkema was Chairman of the Board for Meridian, Inc. Both Meridian, Inc. and Coro, Inc., are wholly-owned subsidiaries of Herman Miller, Inc.

Board Committees

The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Corporate Governance/Nominating Committee. The Board has affirmatively determined that each director who serves on these committees is independent, as that term is defined by applicable Nasdaq listing standards and SEC rules.

The Audit Committee, acting pursuant to its written charter, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It engages the Company’s independent accountants, reviews and approves services performed by such accountants, reviews and evaluates the Company’s accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors as set forth in its charter. The Audit Committee Charter is attached hereto as Appendix A. The Audit Committee consists of the following independent directors: Mr. Curran, Mr. Eric Hansen, Chair, and Mr. Mark Hansen. The Board of Directors has determined that Mr. Eric Hansen is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

The Executive Compensation Committee, acting pursuant to its written charter, is responsible for recommending to the Board of Directors executive compensation levels, bonus plan participation and executive and overall compensation policies. It also makes awards under the Company’s various executive benefit plans. The Executive Compensation Committee consists of the following independent directors: Ms. Belton, Co-Chair, Mr. Conant, Mr. Mark Hansen and Mr. Helms, Co-Chair. The Executive Compensation Committee Charter is available on our website at www.applebees.com under the Investor/Media Relations section.

The Corporate Governance/Nominating Committee, acting pursuant to its written charter, reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. The Committee is also responsible for reviewing any stockholder nominations of Board candidates. The Corporate Governance/Nominating Committee consists of the following independent directors: Ms. Belton, Mr. Eric Hansen and Mr. Helms, Chair. The Corporate Governance/Nominating Committee Charter is available on our website at www.applebees.com under the Investor/Media Relations section.

Corporate Governance

The Corporate Governance/Nominating Committee has developed, and the Board has adopted, certain corporate governance principles designed to formalize several existing practices and enhance governance efficiency and effectiveness. Among other things, these principles address the following:

•	prohibit Board members from serving on more than two other boards of public companies, unless the Board determines this service will not materially impact service to the Company;

•	prohibit director nomination for election after the age of 75;

•	direct periodic Board self-evaluation through the Corporate Governance/Nominating Committee;

•	require the CEO to review succession planning on an annual basis with the Executive Compensation Committee and the Board;

•	authorize separate meeting time for independent directors at all regularly scheduled Board meetings;

•	authorize the Board and all committees to hire their own advisors;

•	require directors who change job responsibilities to offer to resign from the Board, if the Board deems it appropriate; and

•	set certain stock ownership guidelines for outside directors.

Our corporate governance principles are available on our website at www.applebees.com under the Investor/Media Relations section.

Annually, the Corporate Governance/Nominating Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new board members for recommendation to the Board for any vacancies. The Corporate Governance/Nominating Committee believes that having directors with relevant experience in business and industry, government, finance and other areas is beneficial to the Board as a whole. Directors with such backgrounds can provide a useful perspective on significant risks and competitive advantages and an understanding of the challenges the Company faces. The Corporate Governance/Nominating Committee monitors the mix of skills and experience of its directors and committee members in order to assess whether the Board has the appropriate tools to perform its oversight function effectively.

With respect to nominating existing directors, the Corporate Governance/Nominating Committee reviews relevant information available to it, including the latest board evaluations for such persons, and assesses their continued ability and willingness to serve as a director. The Corporate Governance/Nominating Committee also assesses each person’s contribution in light of the mix of skills and experience the Corporate Governance/Nominating Committee has deemed appropriate for the Board.

With respect to considering nominations of new directors when the opportunity arises, the Corporate Governance/Nominating Committee conducts a thorough search to identify candidates based upon criteria the Corporate Governance/Nominating Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Corporate Governance/Nominating Committee then reviews selected candidates and makes a recommendation to the Board. The Corporate Governance/Nominating Committee may seek input from other Board members or senior management in identifying candidates.

The Corporate Governance/Nominating Committee will consider nominations for the Board by stockholders the same way it evaluates other individuals for nomination as a new director. Such nominations must be made in accordance with the Company’s by-laws.

The Company publishes in its Annual Meeting materials and SEC filings the names of its directors, any of whom may be contacted in writing in care of the Company. Written communication addressed to the Board in general is reviewed by the Chairman for appropriate handling. Written communication addressed to an individual Board member is forwarded to that person directly.

The Company encourages its Board members to attend the Annual Meeting of Stockholders and often schedules Board and committee meetings to coincide with the stockholder meeting to facilitate this. All of the directors attended the 2003 Annual Meeting of Stockholders.

The Board of Directors has affirmatively determined that, except for Mr. Hill and Mr. Lumpkin, all other directors are independent, as that term is defined by applicable Nasdaq listing standards and SEC rules.

Director Compensation

During fiscal year 2003, the Board of Directors held four meetings, the Audit Committee held six meetings, the Executive Compensation Committee held four meetings, and the Corporate Governance/Nominating Committee held four meetings. During fiscal year 2003, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.

For director compensation purposes, Ms. Belton, Mr. Conant, Mr. Curran, Mr. Eric Hansen, Mr. Mark Hansen, Mr. Helms and Mr. Sack were considered “non-employee directors” throughout 2003. During 2003, Mr. Hill was an “employee director.” In 2003, non-employee directors received an annual cash retainer of $30,000 for service as a director, including participation on the three standing committees. Compensation, if any, for service on special committees is a per diem of $1,000, plus expenses, or as otherwise determined by the Board at the time of establishment of the special committee. Ms. Belton received $10,000 during 2003 for service on a special committee that was responsible for the review of Mr. Hill’s 2002 performance. Employee directors do not receive any compensation for their service on the Board.

Additionally, the Company’s 1995 Equity Incentive Plan, as amended, provides that options to purchase 13,500 shares will be granted to non-employee directors automatically on the first day in each calendar year that our Common Stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. Accordingly, options to purchase 13,500 shares were granted to each of the non-employee directors on January 2, 2003. The Company is proposing a change to the non-employee director equity compensation under the 1995 Equity Incentive Plan as described under “Proposal II – Approval of Amended and Restated Equity Incentive Plan.”

The 1995 Equity Incentive Plan, as amended, also permits non-employee directors to elect to have their annual cash retainer paid by the grant of stock options. If, on or before December 15th, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. Mr. Conant, Mr. Mark Hansen, Mr. Helms and Mr. Sack elected to receive all or a portion of their cash retainer in stock options and accordingly, received the following options in January of the subsequent year:

	2002	2003
Mr. Conant	4,110	2,590
Mr. Mark Hansen	4,110	—
Mr. Helms	2,055	1,300
Mr. Sack	4,110	2,590

Cash compensation paid and stock options granted to Mr. Hill for services rendered to the Company as an employee in fiscal 2003 are shown in the Summary Compensation Table.

Certain Information Concerning Executive and Other Senior Officers

Information regarding the executive and other senior officers of the Company, who are not also current directors, is as follows:

Name	Age	Position
David L. Goebel	53	Executive Vice President and Chief Operating Officer
John C. Cywinski	41	Executive Vice President and Chief Marketing Officer
Louis A. Kaucic	52	Executive Vice President and Chief People Officer
Larry A. Cates	55	President of International Division
Philip R. Crimmins	52	Senior Vice President of Development
Kurt Hankins	43	Senior Vice President of Menu Development and Innovation
David R. Parsley	57	Senior Vice President of Supply Chain Management
Carin L. Stutz	47	Senior Vice President of Company Operations
Carol A. DiRaimo	42	Vice President of Investor Relations
Beverly O. Elving	50	Vice President of Accounting
Rebecca R. Tilden	48	Vice President, Secretary and General Counsel

David L. Goebel was employed by Applebee’s in February 2001 as Senior Vice President of Franchise Operations and was promoted to the position of Executive Vice President of Operations in December 2002. In January 2004, Mr. Goebel was promoted to Chief Operating Officer. Prior to joining Applebee’s, Mr. Goebel headed a management company that provided consulting and strategic planning services to various businesses from April 1998 to February 2001. Prior to 1998, he was a franchise principal with an early developer group of the Boston Market concept. Mr. Goebel’s business experience also includes positions as Vice President of Business Development for Rent-a-Center (a subsidiary of Thorn, EMI) and Vice President of Operations for Ground Round restaurants.

John C. Cywinski was employed by Applebee’s in July 2001 as Senior Vice President and Chief Marketing Officer and he was promoted to Executive Vice President in January 2004. Prior to joining Applebee’s, Mr. Cywinski was employed as Vice President of Brand Strategy for McDonald’s Corporation from April 1999 to July 2001. From October 1996 to April 1999, he was President of Buena Vista Pictures Marketing, the motion picture division of The Walt Disney Company. Prior to The Walt Disney Company, Mr. Cywinski was Vice President of U.S. Marketing for Burger King Corporation, where he held various positions of increasing responsibility from 1989 to 1996. He started his career with the Leo Burnett Advertising Agency in 1984.

Louis A. Kaucic was employed by Applebee’s in October 1997 as Senior Vice President of Human Resources. He was named Chief People Officer in March 2001 and Executive Vice President in March 2003. Prior to joining Applebee’s, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with Unique Casual Restaurants, Inc., which operated several restaurant concepts, from July 1992 until October 1997. From 1982 to 1992, he was employed by Pizza Hut, Inc. in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg’s as an Industrial Relations Manager.

Larry A. Cates was employed by Applebee’s in May 1997 as President of the International Division. Prior to joining Applebee’s, Mr. Cates spent 17 years with PepsiCo Restaurants developing international markets for that company’s Pizza Hut, Taco Bell and KFC brands. From 1994 to 1997, Mr. Cates was Vice President of Franchising and Development—Europe/Middle East, and from 1990 to 1994, he was Chief Executive Officer of Pizza Hut UK, Ltd., a joint venture between PepsiCo Restaurants and Whitbread.

Philip R. Crimmins was employed by Applebee’s in August 2002 as Vice President of Operations Excellence. In September 2003, Mr. Crimmins was promoted to Senior Vice President of Development. Prior to joining Applebee’s, he was employed by Pizza Hut, Inc. for 27 years, most recently as Vice President of Service Strategies. While at Pizza Hut, Inc., Mr. Crimmins held several other positions of increasing responsibility, including senior leadership positions in research and development, concept development, customer satisfaction, field training, and restaurant operations.

Kurt Hankins was employed by Applebee’s in August 2001 as Vice President of Research and Development. In December 2003, Mr. Hankins was promoted to Senior Vice President of Menu Development and Innovation. Prior to joining Applebee’s, he served as Vice President of Food and Beverage for Darden Restaurants, Inc. from July 1999 through July 2001. From August 1994 to July 1999, he served as Director of Food Research and Development for Darden Restaurants, Inc. Prior to his employment with Darden Restaurants, Inc., he held various positions in food and beverage research and development within the restaurant industry.

David R. Parsley was employed by Applebee’s in April 2000 as Senior Vice President of Purchasing and Distribution. In January 2003, Mr. Parsley was named Senior Vice President of Supply Chain Management. Prior to joining Applebee’s, Mr. Parsley held several positions with Prandium, Inc., operator of El Torito, Chi-Chi’s and Koo Koo Roo, from November 1996 to April 2000, most recently as Senior Vice President of Quality and Supply Chain Management. He has also held purchasing positions with The Panda Management Company, Carl Karcher Enterprises, Proficient Food Company, Inc., and Baxter Healthcare Corporation.

Carin L. Stutz was employed by Applebee’s in November 1999 as Senior Vice President of Company Operations. Prior to joining Applebee’s, Ms. Stutz was Division Vice President with Wendy’s International from July 1994 to November 1999. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by Nutri/System, Inc. as Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy’s International.

Carol A. DiRaimo was employed by Applebee’s in November 1993 as Associate Director of Financial Planning and Reporting and was promoted to Director in 1995. She was named Director of Treasury and Corporate Analysis in 1998 and Director of Investor Relations and Corporate Analysis in April 2000. She was promoted to Executive Director of Investor Relations in January 2003 and Vice President of Investor Relations in February 2004. Prior to joining Applebee’s, she was employed by Gilbert/Robinson, Inc. from May 1989 to November 1993. Ms. DiRaimo, a certified public accountant, was also employed by Deloitte Haskins & Sells for six years.

Beverly O. Elving was employed by Applebee’s in June 1998 as Director of Corporate Accounting. In September 2002, Ms. Elving was promoted to Vice President of Accounting. Prior to joining Applebee’s, she was Chief Financial Officer from 1996 to 1998 for Integrated Medical Resources, a publicly-held management services company. From 1990 to 1996, Ms. Elving was employed by the Federal Deposit Insurance Corporation as Director of Financial Operations and was later promoted to Vice President of Financial Operations & Accounting. Ms. Elving, a certified public accountant, was also employed by Arthur Andersen & Co. for five years.

Rebecca R. Tilden was employed by Applebee’s in November 2003 and became Vice President, Secretary and General Counsel in January 2004. Prior to joining Applebee’s, Ms. Tilden was an independent consultant specializing in corporate compliance and ethics issues. From 1987 to 2000, Ms. Tilden was employed by Aventis Pharmaceuticals, Inc., in various positions of increasing responsibility and served most recently as Vice President, Assistant General Counsel and Secretary.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

The following table sets forth information, as of March 15, 2004, regarding the ownership of Common Stock, our only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

	Beneficial Ownership(1)
	Number of Shares	Percent Held
FMR Corp.	7,569,267	13.8%
82 Devonshire Street
Boston, MA 02109
American Century Investment Management, Inc.	3,375,753	6.1%
4500 Main Street
Kansas City, MO 64141
Burton M. Sack(2)	1,745,903	3.2%
Lloyd L. Hill(2)	392,612	0.7%
Louis A. Kaucic(2)	279,460	0.5%
Steven K. Lumpkin(2)	216,904	0.4%
D. Patrick Curran(2)	180,900	0.3%
Jack P. Helms(2)	147,722	0.3%
David L. Goebel(2)	77,785	0.1%
Douglas R. Conant(2)	74,768	0.1%
Erline Belton(2)	40,950	0.1%
Eric L. Hansen(2)	37,000	0.1%
John C. Cywinski	23,535	—
Mark S. Hansen(2)	22,110	—
Michael A. Volkema	—	—
All executive officers and directors as a group (18 persons)(2)	3,522,264	6.4%

(1)	The mailing address of each individual is 4551 W. 107th Street, Overland Park, Kansas 66207, unless otherwise shown.
(2)	Includes certain shares subject to options exercisable as of March 15, 2004 or within 60 days thereafter: 223,041 shares for Mr. Sack, 225,000 shares for Mr. Hill, 214,544 shares for Mr. Kaucic, 155,125 shares for Mr. Lumpkin, 78,525 shares for Mr. Curran, 121,063 shares for Mr. Helms, 56,250 shares for Mr. Goebel, 74,768 shares for Mr. Conant, 38,250 shares for Ms. Belton, 27,000 shares for Eric L. Hansen, 17,610 shares for Mark S. Hansen and 1,425,613 shares for all executive officers and directors as a group.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of the Common Stock to file certain reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

Based on our review of the copies of the reports we received and other written communications we received from other reporting people, we believe that our officers, directors, and greater-than-10% beneficial owners complied with all filing requirements during the fiscal year ended December 28, 2003, with the exception of Mr. Parsley, who inadvertently omitted reporting a transaction on Form 4. The transaction was reported in a subsequent filing.

PROPOSAL I

ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

IN FAVOR OF EACH NAMED NOMINEE

If you mail your proxy, it will be used to vote for the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that we would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. We have included additional information concerning the following Nominees in the section entitled “Board Nominees and Incumbents.”

Our Board of Directors has three classes. Directors in each class serve three-year terms. The Corporate Governance/Nominating Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the five individuals listed below. If elected, each of the below Nominees, except for Mr. Lumpkin, would serve until the 2007 Annual Meeting of Stockholders and until his successor is elected and qualified. Mr. Lumpkin is being nominated as a Class II director to serve until the 2006 Annual Meeting. A director’s term may end sooner due to death, resignation or removal.

Name	Age	Current Position With The Company	Director Since	Class
Jack P. Helms	51	Director	1994	III
Lloyd L. Hill	60	Chairman of the Board, Chief Executive Officer and President	1989	III
Burton M. Sack	66	Director	1994	III
Michael A. Volkema	47	Nominee	—	III
Steven K. Lumpkin	49	Executive Vice President, Chief Financial Officer, Treasurer and Director	2004	II

PROPOSAL II

APPROVAL OF THE COMPANY’S

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

The Company’s 1995 Equity Incentive Plan was originally adopted by the stockholders of the Company in May 1995 and has been amended several times since its initial adoption. In order to continue to grant incentive stock options under the Plan, the Plan must again be approved by the Company’s stockholders within ten years after the original approval.

In connection with this approval, the Board has restated the 1995 Equity Incentive Plan to incorporate all previous amendments and made certain additional amendments, as described below. Accordingly, the Board has approved the Amended and Restated 1995 Equity Incentive Plan (the “Equity Incentive Plan”), and is presenting the Equity Incentive Plan for approval of the stockholders at this Annual Meeting.

As stated above, the Board has approved certain amendments to bring the Equity Incentive Plan up to date, to account for certain changes in the law since the original approval of the 1995 Equity Incentive Plan, and to make certain changes to non-employee director equity compensation as set forth in Section 9 of the Equity Incentive Plan.

Generally, as described in more detail below and in the attached Equity Incentive Plan, the amendments approved by the Board of Directors and reflected in the Equity Incentive Plan include:

•	Clarifications to certain provisions to insure compliance with section 162(m) of the Internal Revenue Code.

•	Revisions to the non-employee director equity compensation set forth in Section 9, as described below.

•	Addition of a provision allowing for the grant of other types of equity-based or equity-related awards, other than those specifically described.

•	Revisions to the ability to amend the Equity Incentive Plan in accordance with The Nasdaq Stock Market stockholder approval requirements.

•	Inclusion of a new definition of change in control to be in line with the definition set forth in the Company’s executive retirement agreements.

•	Provisions providing flexibility to the Board of Directors, in the event of a change in control, to allow options to be assumed, exercised or paid for in cash.

If approval of the Equity Incentive Plan is not obtained at the Annual Meeting, the 1995 Equity Incentive Plan will remain in place as it was prior to the Annual Meeting; however, the Company will not be able to grant incentive stock options after May 2005.

Description of the Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the Equity Incentive Plan, as amended. The summary is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, which is attached as Appendix B hereto.

Shares Subject to the Equity Incentive Plan

The number of shares of Common Stock available for grant under the Equity Incentive Plan is 10,600,000 (as adjusted for previous stock splits). The number of shares available for grant, the number of shares subject to outstanding Awards, and the numerical limits under the Equity Incentive Plan, are subject to appropriate adjustment in the event of a stock split, stock dividend or similar transaction. Shares subject to an Award that is settled in cash, or is cancelled, terminated or lapsed are again available for grant. The ending sales price of the Company’s Common Stock as of March 15, 2004 was $39.46.

Administration of the Equity Incentive Plan

The Equity Incentive Plan is administered by the Executive Compensation Committee. The members of the Executive Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under section 162(m) of the Internal Revenue Code, as amended (for purposes of qualifying amounts received under the Equity Incentive Plan as “performance-based compensation” under section 162(m)).

Subject to the terms of the Equity Incentive Plan, the Executive Compensation Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Executive Compensation Committee may delegate its authority to grant and administer Awards to a separate committee appointed by the Executive Compensation Committee, but only the Executive Compensation Committee may make Awards to participants who are executive officers of the Company. The director option and restricted stock portion of the Equity Incentive Plan is administered by the full Board of Directors, rather than the Executive Compensation Committee.

Eligibility to Receive Awards

Employees, non-employee directors and consultants of the Company and its affiliates (i.e. any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to receive Awards.

Options

The Executive Compensation Committee may grant nonqualified stock options, incentive stock options (“ISOs,” which are entitled to favorable tax treatment), or any combination thereof. The number of shares covered by each option will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted options for more than 225,000 shares.

The exercise price of each option is set by the Executive Compensation Committee, but generally cannot be less than 100% of the fair market value of the Company’s Common Stock on the date of grant. Thus, an option will have value only if the Company’s Common Stock appreciates in value after the date of grant. Substitute options granted in connection with certain acquisitions may have an exercise price less than 100% of the fair market value. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Executive Compensation Committee also may permit payment through the tender of shares of the Company’s Common Stock then owned by the participant, or by any other means that the Executive Compensation Committee determines to be consistent with the Equity Incentive Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Executive Compensation Committee. Options expire at the times established by the Executive Compensation Committee, but generally not later than ten years after the date of grant. The Executive Compensation Committee may extend the maximum term of any option granted under the Equity Incentive Plan, subject to the preceding limits.

The Company may not reprice, replace or regrant an outstanding option either in connection with the cancellation of such option or by amending an Award Agreement to lower the exercise price.

Non-Employee Director Stock Options and Restricted Stock

As a part of their total compensation for Board service, directors receive annual grants of stock options and/or restricted stock automatically on the first day in each calendar year that the Company’s Common Stock trades on a United States stock exchange or inter-dealer quotation system. In addition, newly-appointed or elected directors receive an equity grant at the time they first join the Board equal to the grant made to incumbent directors in the prior January. The options vest if the individual continues to be a director on the one-year anniversary of the grant date and will have an exercise price equal to the closing stock price on the grant date. The restricted stock is subject to a one-year period of restriction in which the individual must remain a director to be entitled to the shares. The number of options and restricted shares is determined each year by the Board based on providing overall compensation (cash and equity) in the range of the 75th percentile of non-employee director compensation paid by a selected peer group of public companies.

In addition, non-employee directors may elect to have their annual cash retainer paid by the grant of Director options. If, on or before December 15, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. These options are also granted on, and will have an exercise price equal to the closing price on, the first day in each calendar year that the Company’s Common Stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. These options will vest one-twelfth each month for 12 months, so long as the individual continues to be a director throughout such month.

Stock Appreciation Rights (“SARs”)

The Executive Compensation Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 225,000 shares.

Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company Common Stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company’s Common Stock appreciates in value after the date of grant.

SARs are exercisable at the times and on the terms established by the Executive Compensation Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company’s Common Stock, as determined by the Executive Compensation Committee. SARs expire at the times established by the Executive Compensation Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Equity Incentive Plan.

Restricted Stock Awards

Restricted stock awards are shares of the Company’s Common Stock that vest in accordance with terms established by the Executive Compensation Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 225,000 shares.

In determining the vesting schedule for each Award of restricted stock, the Executive Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Executive Compensation Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as “performance-based” compensation under section 162(m) of the Internal Revenue Code, as amended, the Executive Compensation Committee must use one or more specified measures set forth in the Equity Incentive Plan. The Executive Compensation Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. The Executive Compensation Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.

Performance Unit Awards and Performance Share Awards

Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Executive Compensation Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company’s Common Stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Executive Compensation

Committee, but during any fiscal year of the Company, no participant may be granted more than 225,000 performance shares or performance units having an initial value greater than $250,000.

Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Executive Compensation Committee are satisfied. The applicable performance goals will be determined by the Executive Compensation Committee as specified in the Equity Incentive Plan. The Executive Compensation Committee may, in its sole discretion, waive any performance goal requirement.

After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, Common Stock, or any combination thereof, as determined by the Executive Compensation Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient’s termination of employment or the date set forth in the Award Agreement.

Other Equity-Based Awards

The Executive Compensation Committee may grant other types of equity-based Awards, in such amounts and subject to such terms and conditions as the Executive Compensation Committee shall determine.

Plan Benefits

The Executive Compensation Committee has the sole discretion to determine who shall be granted Awards, as well as the size and types of such awards under the Equity Incentive Plan. For this reason, the Company cannot determine the number of options, SARs, restricted stock awards, performance unit awards or performance share awards that might be received by participants under the Equity Incentive Plan.

The following table sets forth, as of December 28, 2003, the total number of options and other awards granted to each of the following persons and groups under the Equity Incentive Plan since its inception in 1995.

Option and Award Recipients	Options and Awards Granted under the Equity Incentive Plan 1995—2003(1)
Lloyd L. Hill	1,247,278
Steven K. Lumpkin	599,035
John C. Cywinski	310,034
David L. Goebel	157,535
Louis A. Kaucic	432,187
Executive Group	3,610,113
Non-Executive Director Group	968,765
Non-Executive Employee Group	6,505,828

(1)	The executive group total includes options and awards granted to Messrs. Hill, Lumpkin, Cywinski, Goebel and Kaucic as well as all other current executives of the Company. The non-executive director group total includes only the Company’s current non-employee directors and excludes current employee directors. The non-executive employee group total includes all other grants and awards to employees including amounts granted and awarded to employees that are no longer employed by the Company and 2,991,768 options that have been cancelled since the Equity Incentive Plan’s inception. The Company has not issued any SARs or performance unit awards under the Equity Incentive Plan.

Transferability of Awards

Except as otherwise set forth in an Award Agreement, Awards granted under the Equity Incentive Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution. An Award Agreement may permit a participant (i) to designate one or more beneficiaries to receive any exercisable or vested Awards following his or her death, and (ii) to transfer his or her Award to family members, to trusts created for the benefit of family members, or to charitable entities.

Change in Control

Except as described below, in the event of a change in control not approved by the Continuing Directors, Awards granted under the Equity Incentive Plan then outstanding but not then exercisable (or subject to restrictions) become immediately exercisable, unless otherwise provided in the applicable Award Agreement. In general, for Awards granted prior to approval of the Equity Incentive Plan at this Annual Meeting, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the Common Stock, (2) the composition of the Board changes during any two-year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) (“Continuing Directors”) cease to constitute a majority of the Board, or (3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company’s assets.

For Awards granted after approval of the Equity Incentive Plan at this Annual Meeting, and for prior Awards if consented to by the participant, unless approved by the Continuing Directors (defined for this purpose as Directors at the time of the Annual Meeting and Directors designated at the time of their election as Continuing Directors by a majority of the then Continuing Directors), a change in control occurs (1) if Continuing Directors no longer constitute two-thirds of the Board, (2) when a person and its affiliates becomes the owner, directly or indirectly of 30% of the Common Stock, (3) upon the merger or consolidation of the Company, the sale of substantially all the assets of the Company or the liquidation of the Company, unless Continuing Directors constitute two-thirds of the directors of the surviving corporation or (4) if at least two-thirds of the Continuing Directors determine that any other action would constitute a change of control. In such case, the Board may provide for the assumption of Awards, accelerate vesting or provide for cancellation of Awards and a cash payment to participants.

Amendment and Termination of the Equity Incentive Plan

The Board generally may amend or terminate the Equity Incentive Plan at any time and for any reason in accordance with applicable rules and regulations. The Board will obtain stockholder approval for any amendment which would require approval pursuant to the listing standards of The Nasdaq Stock Market.

Tax Aspects

The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Equity Incentive Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.

Upon receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed at receipt. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time. Any gain or loss recognized upon any later disposition of shares generally will be capital gain or loss.

The Executive Compensation Committee may permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or (2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.

The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant, if any, at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m). The Equity Incentive Plan has been designed to permit the Executive Compensation Committee to grant Awards which satisfy the requirements of section 162(m).

PROPOSAL III

APPROVAL OF THE COMPANY’S EXECUTIVE

NONQUALIFIED STOCK PURCHASE PLAN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

The Board of Directors has adopted the Applebee’s International, Inc. Executive Nonqualified Stock Purchase Plan (the “Purchase Plan”) and directed that the Purchase Plan be submitted to a vote of the stockholders at the Annual Meeting. The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of our Common Stock in addition to the shares permitted to be purchased under the Applebee’s International, Inc. Employee Stock Purchase Plan (the “Qualified Purchase Plan”) and, thus, to develop a stronger incentive to work for the continued success of the Company. The Purchase Plan is not an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

Description of the Purchase Plan

The following paragraphs provide a summary of the principal features of the Purchase Plan and its operation and is qualified in its entirety by reference to the complete text of the Purchase Plan, which is attached as Appendix C hereto.

Administration

The Purchase Plan is administered by a Committee appointed by the Board of Directors (the “Committee”). Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any issues arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

Eligibility and Number of Shares

Up to 150,000 shares of Common Stock are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of Common Stock such as stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares delivered pursuant to the Purchase Plan may be acquired by purchase for the accounts of participants on the open market or in privately negotiated transactions by a registered securities broker/dealer selected by the Company (the “Agent”), by direct issuance from the Company (whether newly issued or treasury shares) or by any combination thereof. Only senior employees of the Company or a parent or subsidiary who (i) have salaries above a specified amount, and (ii) participate in the Qualified Purchase Plan will be eligible to participate in the Purchase Plan.

Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period (each calendar quarter) by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate.

No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock.

We currently have approximately 30 employees who are eligible to participate in the Purchase Plan.

Participation

An eligible employee who elects to participate in the Purchase Plan will authorize the Company to make payroll deductions of a specified fixed dollar amount or whole percentage of the employee’s pay as defined in the Purchase Plan. The Committee may set a maximum percentage of an employee’s regular pay or bonus that a participant may contribute under the Purchase Plan. A participant may, as of January 1, April 1, July 1 or October 1, direct the Company to increase or decrease the amount of deductions or make no further deductions. A participant may also elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld but not yet used to purchase shares of Common Stock will be paid to the participant in cash as soon as practicable. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.

Purchase of Stock

As of the last day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of Common Stock. Amounts credited to a participant’s payroll deduction account will first be used to purchase shares under the Qualified Purchase Plan, up to the maximum allowed under the Qualified Purchase Plan, and then will be used to purchase shares under the Purchase Plan. The purchase price of each share will be equal to 85% of the lesser of the Fair Market Value (as defined in the Purchase Plan) of a share of Common Stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of Common Stock (including fractional shares) that can be purchased with such amounts at such price, unless the participant has properly notified us that he or she elects to receive the entire amount in cash. If some or all of such shares are acquired for the accounts of participants on the open market or in privately negotiated transactions, we will provide to the Agent such funds, in addition to the funds available from participants’ payroll deductions, as may be necessary to permit the Agent to purchase that number of shares (including brokerage fees and expenses).

If purchases by all participants would exceed the number of shares of Common Stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Common Stock will be refunded to the participant in cash.

Shares of Common Stock acquired by each participant will be held in a general securities brokerage account maintained by the Agent for the benefit of all participants, with the Agent maintaining individual sub-accounts for each participant. Each participant will be entitled to vote all shares held in his or her sub-account. Certificates for the number of whole shares of Common Stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative. No certificates for fractional shares will be issued and participants will instead receive cash representing any fractional shares.

Dividends on a participant’s shares held in the general securities brokerage account will automatically be reinvested in additional shares of Common Stock. If a participant desires to receive dividends in cash, he must request that a certificate for such shares be issued.

Death, Disability, Retirement or Other Termination of Employment

If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be returned to the participant or beneficiary, as the case may be, and the participant’s interest in the securities brokerage account will be liquidated as described in the Purchase Plan.

Rights Not Transferable

The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

Amendment or Modification

The Board of Directors may at any time amend the Purchase Plan in any respect that does not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, subject to approval by the stockholders of the Company pursuant to the listing standards of The Nasdaq Stock Market.

Termination

All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day the number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase under the Purchase Plan has been purchased or (ii) the day the Purchase Plan is terminated by the Board of Directors. Upon termination of the Purchase Plan, shares of Common Stock will be purchased for participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase Common Stock will be refunded to the participants.

Federal Tax Considerations

The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to the Purchase Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.

Payroll deductions under the Purchase Plan will be made on an after-tax basis. Participants will recognize ordinary income at the time of each purchase of shares under the Purchase Plan equal to the fair market value of the shares on the date of purchase minus the purchase price of the shares to the participant. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by participants.

Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income. Any gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss or ordinary income depending on the holding period.

PROPOSAL IV

RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT

AUDITORS FOR THE COMPANY FOR THE 2004 FISCAL YEAR

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the 2004 fiscal year. This proposal asks you to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they wish, and they will be available to answer any questions you may have.

Audit Committee Report

During fiscal 2003, in accordance with its written charter, the Audit Committee of the Board of Directors was responsible for the oversight of the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. The Audit Committee charter has been amended to comply with all applicable provisions of The Nasdaq Stock Market listing standards. The amended charter is attached as Appendix A hereto. Each of the members of the Audit Committee meets the independence and experience requirements of The Nasdaq Stock Market and the independence requirements of the Sarbanes-Oxley Act of 2002. During fiscal year 2003, the Audit Committee met six times. In addition, the Audit Committee Chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and the independent auditors prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures and the letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors, with and without management present, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations. In accordance with its charter, the Audit Committee pre-approves all non-audit services.

The Audit Committee reviewed the audited financial statements for the Company as of and for the fiscal year ended December 28, 2003 with management and the independent auditors. Management has the responsibility for the preparation of the Company’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussion with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 28, 2003, for filing with the Securities and Exchange Commission. After reviewing the services provided by the independent auditors, including all non-audit services, the Audit Committee, in accordance with its amended charter, authorized the reappointment, subject to stockholder ratification, of the independent auditors.

AUDIT COMMITTEE

Eric L. Hansen, Chairman

D. Patrick Curran

Mark S. Hansen

Fees and Services of Deloitte and Touche LLP

Aggregate fees billed to the Company during fiscal years 2003 and 2002 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively “Deloitte & Touche”) were as follows:

	2003	2002
Audit Fees	$339,000	$208,000
Audit-Related Fees	62,000	75,000

Total Audit and Audit-Related Fees	401,000	283,000
Tax Fees	153,000	236,000
All Other Fees	150,000	2,906,000

Total Fees	$704,000	$3,425,000

Audit-related fees include fees for the audit of the Company’s benefit plans and other miscellaneous audit-related fees. In 2003 and 2002, tax fees include services for tax compliance and planning. All other fees include approximately $125,000 in 2003 and $2,900,000 in 2002 of fees for financial systems implementation consulting services provided by Deloitte Consulting. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. The Audit Committee pre-approves all non-audit services as presented and prior to any work being performed.

PROPOSAL V

SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

The Needmor Foundation, 1840 Folsom Street #110, Boulder, Colorado, 80302, beneficial owner of approximately 5,500 shares of Common Stock, has notified the Company that it intends to present a resolution at the Annual Meeting. As required by the Securities and Exchange Commission, the resolution is included below exactly as submitted. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.

For the reasons stated in the Statement in Opposition below, the Board of Directors recommends that you vote AGAINST this Shareholder Proposal.

REPORT ON IMPACTS OF

GENETICALLY ENGINEERED FOOD

APPLEBEE’S INTERNATIONAL, INC.

RESOLVED: Shareholders request that our Board review the Company’s policies for food products containing genetically engineered (GE) ingredients and report to shareholders within six months of the annual meeting. This report, developed at reasonable cost and omitting proprietary information, will

•	Identify the scope of the Company’s food products derived from or containing GE ingredients;

•	Identify the environmental impacts of continued use of GE ingredients in food products sold or manufactured by the company;

•	Outline a contingency plan for sourcing non-GE food ingredients should circumstances so require.

We urge that with this review, Applebee’s International address issues of competitive advantage and brand name loyalty in the marketplace.

Supporting Statement

Indicators that genetically engineered food may be harmful to humans, animals, or the environment include:

•	The United States Department of Agriculture reported (7/2003) that 21 percent of all farms growing Bt corn in 10 midwestern states, equivalent to 26 percent of acreage, failed to comply with the Environmental Protection Agency’s refuge requirements designed to prevent insect immunity to Bt toxin. We believe protection of insect susceptibility to Bt is in the public good.

•	FDA does not assure the safety of GE products; it is the developer’s responsibility to assure that the food is safe. The FDA lacks both the authority and the information to adequately evaluate the safety of GE foods. (Center for Science in the Public Interest, 1/2003).

•	Fearing that pollen from corn not approved for human consumption may have spread to nearby fields of ordinary corn, the U.S. Department of Agriculture requested that 155 acres of Iowa corn uprooted and incinerated (9/2002); 500,000 bushels of soybeans in Nebraska were quarantined due to contamination by small amounts of a test pharmaceutical/industrial crop (11/2002).

•	A report commissioned by the Pew Initiative on Food and Biotechnology (4/2003) casts doubt on the preparedness of the current post-market oversight program to achieve its traditional objectives, including the enforcement of regulatory restrictions and the detection and correction of unanticipated health or environmental problems.

•	The glyphosate herbicide is used widely by farmers who plant genetically engineered glyphosate resistant crops. Indications are that weed resistance to glyphosate is increasing (Penn State College of Agricultural Sciences new 5/30/03).

•	In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink was first discovered to have contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products.

Indicators of market resistance to GE-foods:

•	A Pew Global Attitudes survey (6/2003) indicates that Western Europeans and Japanese overwhelmingly oppose GE-foods for health and environmental reasons. In the United States 55% are opposed according to this survey. Many of Europe’s larger food retailers [J.Salnsbury (UK), Carrefour (France’s largest retailer), Migros (Switzerland’s largest food chain), Delhaize (Belgium), Marks and Spencer (UK), Superquinn (Ireland) and Effelunga (Italy)] have committed to removing GE ingredients from their store-brand products.

Board of Directors’ Statement in Opposition of the Proposal

Your Company is committed to food safety and understands and supports its customers’ interest in this matter. Our menus offer items that include a wide variety of products that are purchased from the agricultural industry. The Company firmly believes that all of the food products served in our restaurants, including those that may contain genetically modified ingredients, are safe. Furthermore, we rely on the United States Food & Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”), and other regulatory authorities who are charged with protecting the health and safety of the public and the environment to properly evaluate and make judgments about environmental and health risks regarding crops that may have been enhanced through biotechnology. We invest significant resources to comply with all regulations applicable to food safety and will continue to do so in the future.

We understand that the use of genetic engineering with respect to certain staple foods is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices they are combined with other biotechnology-derived foods during storage and distribution. However, requiring the Company to provide the requested report to shareholders would involve unnecessary expenditures of time and resources. We firmly believe that all products sold at our restaurants, including those that may contain ingredients developed through biotechnology, are safe. In addition, the use of biotechnology in foods creates several benefits, including the reduction of the use of pesticides, the creation of more nutritious foods, and the possibility of finding new ways to help feed the world. We believe that the FDA and EPA are in the best position to evaluate and make decisions about the safety of biotechnology-derived food ingredients, while we continue to focus on providing our customers with a high-quality, moderately-priced dining experience.

We are committed to the use of only those ingredients that meet our high quality and safety standards and we will continue to support the efforts of regulatory authorities to take whatever steps are necessary to assure that any new food technology is safe for consumers and the environment. Our shareholders and consumers can count on our continued focus on complying with all such regulations.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

EXECUTIVE COMPENSATION

Executive Compensation Committee Report

This report discusses how we determined the compensation for Lloyd L. Hill, our Chairman and Chief Executive Officer (“Chairman & CEO”) and the other executives named in the Summary Compensation Table (the “Named Executives”) for the 2003 fiscal year.

We believe that our growth and success is dependent, in large part, on our ability to attract and retain highly qualified senior executives. Toward that end, we have developed a competitive executive compensation program. We designed the program to reward senior executives over the short- and long-term for achieving Company financial objectives and increasing shareholder value.

Our executive compensation program has four primary components:

•	Base salary

•	Annual cash incentive, which is earned by achieving annual earnings per share (“EPS”) growth and other operating targets

•	Stock awards, which consist of annual stock option and restricted stock grants

•	Executive stock ownership guidelines

We set executive compensation levels each year after reviewing levels of compensation in other companies similar to ours. For 2003, we set compensation levels that are competitive with those offered by a group of our peers in the restaurant business. To do this, we reviewed publicly available compensation information for a broad range of restaurant companies, selecting them based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. The restaurant companies reviewed for compensation comparisons overlap significantly, but not completely, with those included in the Media General Restaurant Industry Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement. In addition, we compared our targeted compensation levels to those in a broad-based group of companies with similar revenue size to ensure that our compensation levels were also competitive with those of companies outside the restaurant industry.

We used the following compensation philosophy to determine target levels of executive compensation for 2003:

•	We set base salary midpoints at or near the median of the base salaries for executives in the comparison groups.

•	We set target annual cash incentive opportunities so that target total cash (base salary midpoints plus target annual cash incentive opportunities) would be at the third quartile of total cash for executives in the comparison groups when the Company and executives achieve the targeted performance levels.

•	We set target stock award levels so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the third quartile of total direct compensation for executives in the comparison groups when the Company achieves target performance levels. To determine the value of stock awards, we assigned a standardized present value to our stock and the stock of companies in the comparison group.

In developing executive compensation programs and setting target compensation levels for 2003, the Committee also relied on the advice of a nationally recognized independent compensation consulting firm.

Throughout 2003, we had written employment agreements in effect with Mr. Hill, Mr. Lumpkin and Mr. Kaucic. We did not use these agreements to determine 2003 compensation levels because they were entered into prior to 2003 and address only first year base salary levels. The Committee establishes base salary, target annual incentive opportunities, stock option and restricted stock levels each year. In addition, for the fifth consecutive year, the Committee specifically reviewed Mr. Hill’s annual performance for 2003. In 2000, Ms. Belton, as a member of the Committee and with its concurrence, designed a review process which includes interviews with Mr. Hill, other officers who report to Mr. Hill, members of the Board of Directors, and a cross-section of franchise principals and Company employees. The process also includes a review of both internal and external information regarding the status and performance of the Company and Mr. Hill. With the approval of the Committee, in early 2004, Ms. Belton again performed this extensive review process regarding Mr. Hill’s 2003 performance. The Committee considers this review process to be beneficial to the Company, its stockholders and Mr. Hill.

Base Salary

The Committee considers several criteria to determine base salary increases for the Chairman & CEO and Named Executives. These criteria may include competitive practice, growth in stockholder value, free cash flow, return on capital, earnings per share, franchisee relations, restaurant openings and performance, as well as group and individual achievement of other strategic objectives. These criteria are not weighted by any predetermined formula. The Committee considers them in light of the overall achievement of our goals and also in light of general industry and economic factors.

In late 2002, the Compensation Committee completed a review of the Company’s overall performance against its operating and strategic goals, as a part of the annual performance review of the Chairman & CEO. Based on Company performance in 2002 and a review of the compensation data, the 2003 Chairman & CEO base salary was set at $670,000. Increases for other Named Executives in 2003 varied based on individual contributions to the Company’s performance in 2002 and on changes in individual accountabilities in 2003.

Annual Cash Incentive Compensation

1999 Management and Executive Incentive Plan.    The Committee believes that the awards under the annual incentive plan for the Chairman & CEO and Named Executives should be based on the achievement of annual operating and financial goals that contribute to the Company’s short- and long-term EPS performance. The Committee bases awards under the annual incentive plan on achievement of EPS growth and other operating targets. Also, for each executive, the Committee takes into consideration strategic goals that it believes will drive our overall performance. For 2003, the Committee approved an EPS target for the plan which represented an increase of 16% over 2002 EPS performance. Based on our EPS performance in 2003, the Committee approved awards for the Named Executives resulting in the bonus payments shown in the accompanying Summary Compensation Table.

2001 Senior Executive Officer Bonus Plan.    In 2001, the Committee approved the 2001 Senior Executive Bonus Plan. The plan was approved by our stockholders in May 2001 in order to qualify the compensation paid under section 162(m) of the Internal Revenue Code. The Committee determined that only the Chairman & CEO would participate in this plan for fiscal year 2003. If an executive receives a bonus under this plan, he or she does not receive a bonus under the 1999 Management and Executive Incentive Plan. The plan calls for cash bonuses to be paid upon achieving certain performance goals. For 2003, the Committee set certain EPS and other operating performance goals for payments of cash bonuses to Mr. Hill. Actual 2003 EPS performance resulted in a bonus to Mr. Hill of $950,730.

As a part of the share ownership program established in 1998, we gave executives the opportunity to receive payment for awards under the annual incentive plans in either cash or stock at a nominal discount. For 2003, two of the Named Executives elected to receive a portion of their annual incentive in stock. The Summary Compensation Table shows the cash and stock awards from the annual incentive plan for 2003 performance. The Chairman & CEO and the remainder of the eligible Named Executives had already achieved stock holdings greater than those required by the Executive Stock Ownership Guidelines (see below) and, as a result, did not participate in additional stock purchase opportunities through this plan in 2003.

Equity Compensation

The Committee believes that stock awards are an important element of the Company’s executive compensation program and the primary means of rewarding executives for increasing stockholder value over the short- and long-term. Prior to 2003, the Company used a combination of stock options and performance shares. Beginning in 2003, the Committee chose to use a combination of stock options and restricted stock to comprise the equity portion of the executive compensation program. This provides a focus on both short-term stock price appreciation and the achievement of goals designed to achieve continued stock price growth over the long-term. Stock awards also serve as the primary retention tool for the Chairman & CEO and Named Executives.

The Committee has also focused on putting executives at financial risk based on our stock performance. To accomplish this goal, the Committee has, over the last five years, implemented certain stock programs for executives. At the same time, we have adopted stock ownership guidelines to ensure that the stock programs result in significantly increased share ownership by executives.

Stock Option Grants

In 2003, the Committee made annual stock option grants to the Chairman & CEO and Named Executives. These stock option grants were made at fair market value on the date of grant. The executives can exercise the options (following a required holding period) at any time over a 10-year period. The options vest three years from the date of the grant.

Restricted Stock Grants

In 2003, the Committee made annual restricted stock grants to the Chairman & CEO and Named Executive Officers. These grants were subject to three-year restriction periods.

Executive Stock Ownership Guidelines and Loans

In 1998, we established stock ownership guidelines that became effective for the Chairman & CEO through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.

The targeted stock ownership requirement for each executive officer group is as follows:

	2003	2004
• Chairman & CEO	3 times base salary	4 times base salary

• Executive/Senior Vice Presidents	1.5 to 2 times base salary	1.5 to 3 times base salary

• Vice Presidents	1 times base salary	1 times base salary

An executive must achieve the targeted ownership level within five years of beginning participation in the program in order to continue to participate in our annual stock option and restricted stock program after that date. If a participating executive achieves the targeted levels of share ownership within three years after entry into the program, he or she will receive a share bonus of 50% of base salary up to $125,000. The bonus is restricted until five years of participation have been achieved. As of the end of 2003, the Chairman & CEO and all other Named Executives who had participated in the share ownership program for at least three years had exceeded the required share ownership level as of his/her three-year anniversary and, as a result, qualified for the restricted share bonus.

At the same time we implemented the share ownership program, we adopted a program that provided loans to executives to be used to exercise stock options. However, in compliance with Section 402 of the Sarbanes-Oxley Act of 2002, this loan program has been terminated.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly-held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. Generally, the Committee believes that it is in the best interests of the Company’s stockholders to comply with such tax law, while still maintaining the goals of the Company’s executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee will approve compensation to executive officers which may exceed the limits of deductibility. No executive of the Company received non-performance based compensation in excess of $1,000,000 in 2003.

EXECUTIVE COMPENSATION COMMITTEE

Erline Belton, Co-Chair

Jack P. Helms, Co-Chair

Douglas R. Conant

Mark S. Hansen

Compensation Committee Interlocks and Insider Participation

During fiscal 2003, none of our executive officers served on the board of directors of any entities whose directors or officers served on our Executive Compensation Committee. No current or past executive officers or employees of the Company serve on our Executive Compensation Committee. The following directors served as members of the Executive Compensation Committee during 2003: Ms. Belton, Mr. Conant, Mr. Mark Hansen and Mr. Helms.

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years, and who were serving at the end of the fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Annual Compensation				Long Term Compensation
					Awards		Payouts
	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation(3) ($)	Restricted Stock Awards(4) ($)	Options(5) (#)	LTIP Payouts(6) ($)

Lloyd L. Hill Chief Executive Officer and President	2003 2002 2001	$686,154 612,308 580,000	$950,730 726,330 638,000	$115,275 102,331 38,379	$586,125 — 119,593	125,000 150,000 225,000	$1,294,313 — 585,349
Steven K. Lumpkin Executive Vice President and Chief Financial Officer	2003 2002 2001	$349,615 299,062 273,562	$366,856 197,690 144,855	$17,794 — —	$221,425 — 119,593	45,000 97,500 73,125	$431,438 — 256,077
John C. Cywinski(7) Senior Vice President and Chief Marketing Officer	2003 2002 2001	$365,769 340,000 136,000	$291,783 240,340 200,000	$13,600 61,178 41,434	$182,350 — 95,730	45,000 60,000 187,499	$345,150 — —
David L. Goebel(8) Executive Vice President of Operations	2003 2002 2001	$301,077 236,154 190,385	$263,655 160,060 103,332	$13,610 2,955 1,029	$130,250 — 126,750	32,500 48,750 56,250	$345,150 — —
Louis A. Kaucic Executive Vice President and Chief People Officer	2003 2002 2001	$277,702 247,115 231,154	$213,436 173,030 119,992	$14,707 16,369 66,677	$195,375 — 112,400	32,500 48,750 73,125	$431,438 — 256,077

(1)	Mr. Kaucic deferred $38,572 of his 2001 salary under the Company’s deferred compensation plan. Mr. Hill, Mr. Lumpkin, Mr. Cywinski, Mr. Goebel and Mr. Kaucic deferred $147,500, $43,269, $26,154, $13,677 and $59,519, respectively, of their 2002 salary under the Company’s deferred compensation plan. Mr. Hill, Mr. Lumpkin, Mr. Goebel and Mr. Kaucic deferred $171,538, $52,442, $24,086 and $69,425, respectively, of their 2003 salary under the Company’s deferred compensation plan.
(2)	Represents amounts earned under the Company’s bonus plans. Mr. Hill received a discretionary bonus of $188,210 for 2001, of which $63,000 was deferred under the Company’s deferred compensation plan. Mr. Kaucic elected to receive a portion of his 2001 bonus in stock and, accordingly, received 261 shares in March 2002. Mr. Kaucic elected to receive a portion of his 2002 bonus in stock and, accordingly, received 910 shares in March 2003. Mr. Kaucic elected to receive a portion of his 2003 bonus in stock and, accordingly, received 1,744 shares in March 2004. Mr. Hill deferred $379,575 of his 2001 bonus under the Company’s deferred compensation plan. Mr. Hill, Mr. Cywinski, Mr. Goebel and Mr. Kaucic deferred $181,583, $19,227, $12,805 and $43,258, respectively, of their 2002 bonus under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel and Mr. Kaucic deferred $237,683, $21,092 and $53,359, respectively, of their 2003 bonus under the Company’s deferred compensation plan.

(3)	Amounts in 2001 represent payments made in connection with the Company’s nonqualified retirement savings plan. Amounts in 2002 include payments made in connection with the Company’s nonqualified retirement savings plan which was replaced by the nonqualified deferred compensation plan. Amounts in 2002 and 2003 include payments made in connection with the Company’s deferred compensation plan. Amounts applicable to Mr. Hill in 2002 and 2003 include taxable travel benefits of $64,140 and $67,721, respectively. Amounts applicable to Mr. Kaucic represent forgiveness of a loan of $50,000 in 2001. Amounts applicable to Mr. Cywinski in 2001 and 2002 represent moving and relocation expense reimbursements.
(4)	Mr. Hill, Mr. Lumpkin and Mr. Kaucic met their stock ownership guidelines in 2001, and accordingly, received restricted shares which vested in 2003. Mr. Hill and Mr. Lumpkin received 5,860 shares and Mr. Kaucic received 5,508 shares. The value of these shares based upon the closing sale price of our Common Stock on December 26, 2003 (the last trading day of fiscal year 2003) was $226,020 for Mr. Hill and Mr. Lumpkin and $212,444 for Mr. Kaucic. Mr. Cywinski and Mr. Goebel received 4,500 and 9,000 shares, respectively, of restricted stock at the time they joined the Company which fully vested in 2003. The value of these shares based upon the closing sale price of our Common Stock on December 26, 2003 (the last trading day of fiscal 2003) was $173,565 for Mr. Cywinski and $347,130 for Mr. Goebel. Amounts for 2003 represent restricted stock awards grants issued to replace the performance share plan which was discontinued. The value of these shares based upon the closing sale price of our Common Stock on December 26, 2003 (the last trading day of fiscal 2003) was $867,825 for Mr. Hill, $327,845 for Mr. Lumpkin, $269,990 for Mr. Cywinski, $192,850 for Mr. Goebel and $289,275 for Mr. Kaucic. Restricted stock awards receive any dividends paid.
(5)	Represents options granted pursuant to the Company’s 1995 Equity Incentive Plan.
(6)	Amounts applicable to 2001 represent the value of performance shares earned for 2001 under a three-year performance cycle which were issued on March 18, 2002. Shares earned under this plan for 2001 were 24,831, 10,863 and 10,863 for Mr. Hill, Mr. Lumpkin and Mr. Kaucic, respectively. The closing price of our Common Stock on March 18, 2002 was $23.57 per share. Amounts applicable to 2003 represent the value of performance shares earned and cash received under a three-year performance cycle. Mr. Cywinski and Mr. Goebel elected to receive a portion of their award in shares and accordingly received 6,035 shares each on February 17, 2004. The closing price of our Common Stock on February 17, 2004 was $38.35 per share. Mr. Hill, Mr. Lumpkin, Mr. Cywinski, Mr. Goebel and Mr. Kaucic received cash payments and accordingly were paid $1,294,313, $431,438, $431,438, $113,708 and $113,708 on February 19, 2004.
(7)	Mr. Cywinski was promoted to Executive Vice President in January 2004. Mr. Cywinski received a bonus of $100,000 when he joined the Company in July 2001 and a guaranteed bonus of $100,000 for 2001 performance in March 2002.
(8)	Mr. Goebel was promoted to Chief Operating Officer in January 2004.

Employment Agreements and Change in Control Arrangements

During 2003, we had written employment agreements with Mr. Hill, Mr. Lumpkin and Mr. Kaucic. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee.

Mr. Hill’s agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. We also entered into a severance and noncompetition agreement with Mr. Hill which provides a continuation of salary, bonus and benefits for a period of three years following certain “triggering events,” including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.

Effective August 7, 2002, the Company and Mr. Lumpkin entered into an employment agreement with an initial term of 18 months, a subsequent term of 30 months and renewable thereafter for additional one year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides a 24 month severance payment based on the current year’s salary and the greater of the annualized current year’s bonus or the average of the three prior years’ bonuses (the “Severance Amount”) in the event of termination by the Company without cause (as defined in the employment agreement) or by Mr. Lumpkin with reason (as defined in the employment agreement). If Mr. Lumpkin elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. The agreement also provides for a lump sum payment equal to 24 times his current year’s monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a noncompetition or nonsolicitation clause, in the event that following a change in control, Mr. Lumpkin resigns or is terminated.

Effective October 5, 2002, the Company and Mr. Kaucic entered into an agreement with a termination date of November 1, 2004. The agreement allows periodic salary increases as determined by the Executive

Compensation Committee and provides a 24 month severance payment based on the current year’s salary in the event of termination by the Company without cause (as defined in the employment agreement). If Mr. Kaucic elects to receive the Severance Amount, the agreement imposes a noncompetition and an employee nonsolicitation clause. In 2003, the Company and Mr. Kaucic revised this agreement to extend the termination date until March 1, 2006.

We have change in control arrangements with other officers of the Company (18 persons), which provide for lump sum payments in the event the employee resigns or is terminated following a change in control of the Company in various amounts up to (i) two times the officer’s cash compensation for the prior year (salary plus bonus), and (ii) the amount of all bonuses paid or accrued in the fiscal year of termination. If all officers with change in control agreements (19 persons) had been terminated as of December 28, 2003, as a result of a change in control, we would have been required to make payments under the change in control severance provisions of the above agreements totaling approximately $11,400,000.

Executive Retirement Plan

Effective April 1, 2004, the Board of Directors has approved the Applebee’s International, Inc. Executive Retirement Plan, pursuant to which eligible officers of the Company who enroll in this plan and who fulfill the obligations imposed by the plan will receive certain benefits from the Company following retirement. An officer is eligible to retire under the Plan if his or her age is 50 or above, his or her age plus years of service with the Company equal at least 60, the officer has served as an officer of the Company for at least 60 full consecutive months, and the officer has both enrolled in the plan and signed either an employment agreement or an updated Change in Control and Noncompete Agreement. This Change in Control and Noncompete agreement would supercede any previous agreement and would provide for a lump sum payment in the event the officer resigns with good reason (as defined) or is terminated by the Company without cause (as defined) following a change in control of the Company in amounts up to two times the sum of the officer’s annual base salary plus the greater of (i) the officer’s average bonus for the three preceding fiscal years or (ii) the officer’s target bonus for the fiscal year in which his or her employment terminates. This agreement would also provide for (i) up to two years’ continued participation in a Company health plan at Company expense, (ii) immediate vesting of any unvested options and restricted shares issued after January 1, 2004, (iii) severance benefits if employment is terminated by the Company without cause before a change in control equal to the amount that the officer would have received under the Company’s severance policy if the officer’s position had been eliminated, and (iv) impose confidentiality, noncompetition, employee nonsolicitation and intellectual property obligations. The officer must provide at least six months’ prior written notice of his or her retirement and execute both a release of claims against the Company and a noncompete and nonsolicitation agreement.

An officer who retires under this plan is entitled to (i) continued group health coverage under a plan sponsored by the Company at the officer’s expense, (ii) continued vesting of options and restricted stock and continued exercisability of options with respect to options and restricted stock issued after January 1, 2004, (iii) payment of a prorated target bonus for the year of retirement, (iv) the right to elect an extended payout for deferred compensation, and (v) continued participation in certain benefits of the Company’s perquisites plan for officers.

This Plan may not be amended or terminated until on or after April 1, 2007. Also, this Plan may not be amended with respect to a particular person after that person becomes eligible (as defined) to retire (as defined), or during the 18-month period following a change in control (as defined). Presently, no officers are enrolled in this Plan.

Executive Health Plan

Effective March 1, 2004, the Board of Directors has approved the Applebee’s International, Inc. Executive Health Plan, pursuant to which the Company will provide eligible officers of the Company and retired officers who elect to participate in the Executive Retirement Plan with group health coverage. The terms and cost of the coverage will be determined by the Company and may vary from participant to participant.

Options Information

The following tables set forth information regarding options granted and exercised during fiscal year 2003 with respect to the Chief Executive Officer and the officers named in the Summary Compensation Table:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(3) (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date

Name					5% ($)	10% ($)

Lloyd L. Hill	125,000	11.9%	$24.38	01/02/13	$1,916,556	$4,856,930
Steven K. Lumpkin	45,000	4.3	24.38	01/02/13	689,960	1,748,495
John C. Cywinski	45,000	4.3	24.38	01/02/13	689,960	1,748,495
David L. Goebel	32,500	3.1	24.38	01/02/13	498,305	1,262,802
Louis A. Kaucic	32,500	3.1	24.38	01/02/13	498,305	1,262,802

(1)	Options are granted at the fair market value on the date of grant.
(2)	The assumed rates are compounded annually for the full terms of the options.
(3)	Options vest three years after date of grant. The option agreements have a provision that extends the cancellation date of the options and allows for the continued vesting of any unvested options under the terms of the Executive Retirement Plan. These agreements, for holders other than Mr. Hill, also include a provision that would vest any unvested options upon a termination without cause or a termination by the option holder for good reason (as defined) within eighteen months during a change in control (as defined), if the holder is a party to a change in control agreement with the Company. With regard to Mr. Hill, agreements include a provision that would vest any unvested options upon termination by the Company without cause (as defined) or upon the occurrence of a triggering event (as defined).

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/28/03 (#)	Value of Unexercised In-The-Money Options at 12/28/03(2) ($)
	Shares Acquired at Exercise (#)	Value Realized(1) ($)

Name			Exercisable/ Unexercisable	Exercisable/ Unexercisable

Lloyd L. Hill	369,330	$8,119,818	28,545/500,000	$739,410/$9,614,010
Steven K. Lumpkin	100,159	1,914,346	88,750/166,875	1,859,004/ 3,186,634
John C. Cywinski	—	—	— /292,499	— / 4,871,466
David L. Goebel	—	—	— /137,500	— / 2,583,203
Louis A. Kaucic	8,977	178,742	141,419/154,375	3,763,827/ 3,009,259

(1)	Market value less option price.
(2)	Based upon the closing sale price of our Common Stock on December 26, 2003 (the last trading day in fiscal year 2003).

Equity Compensation Plan Information

The following table gives information about our Common Stock that may be issued upon the exercise of options, warrants and rights as of December 28, 2003 under the 1995 Equity Incentive Plan and the 1999 Employee Incentive Plan and that may be purchased under our Employee Stock Purchase Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity Compensation Plans Approved by Stockholders	3,657,571	(1)	$19.26	2,481,060	(2)
Equity Compensation Plans Not Approved by Stockholders	1,183,460	(3)	$19.15	162,439

TOTAL	4,841,031			2,643,499

(1)	Issued under the 1995 Equity Incentive Plan.
(2)	Includes 203,661 shares of Common Stock reserved for issuance under the Employee Stock Purchase Plan.
(3)	Issued under the 1999 Employee Incentive Plan. See the description below of the 1999 Employee Incentive Plan.

1999 Employee Incentive Plan

In May 1999, our Board of Directors approved the Applebee’s International, Inc. 1999 Employee Incentive Plan, pursuant to which nonqualified stock options have been granted to our employees who are not officers or directors. As of December 28, 2003, options to acquire 1,183,460 shares were outstanding under this plan, out of the 1,649,250 shares reserved for issuance. The Company also granted 33,624 shares of restricted stock awards under this plan.

The purpose of this plan is to promote our success by linking the personal interests of our non-executive employees to those of our stockholders and by providing participants with an incentive for outstanding performance. The plan is administered by the Executive Compensation Committee. The plan authorizes the granting of nonqualified stock options, restricted stock, stock appreciation rights and performance units or shares. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than 10 years. The options that are currently outstanding under the plan generally vest over a two or three year period beginning on the grant date and expire 10 years from the date of grant.

The terms of any other awards under the plan are generally at the discretion of the Executive Compensation Committee. In the event of a change in control of the Company, all outstanding awards vest and become immediately exercisable, unless otherwise determined by the Board of Directors with respect to any particular event which would constitute a change in control. This plan is not required to be and has not been submitted to our stockholders for approval and the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant. The Board will not approve an increase in the authorization of the 1999 Employee Incentive Plan beyond the current authorization.

Performance Graph

The following graph compares the annual change in the Company’s cumulative total stockholder return for the five fiscal years ended December 28, 2003 (December 27, 1998 to December 28, 2003) based upon the market price of our Common Stock, compared with the cumulative total return on Media General’s Nasdaq Total Return Index and the Media General Restaurant Industry Index as indexed by Media General. The Media General Nasdaq Index includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The Media General Restaurant Industry Index includes approximately 100 restaurant companies.

APPLEBEE’S INTERNATIONAL, INC.

Performance Graph

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

APPLEBEE’S INTERNATIONAL, INC. VS. NASDAQ TOTAL RETURN INDEX

VS. MEDIA GENERAL RESTAURANT INDUSTRY INDEX

Measurement Period (Fiscal Year Covered) Measurement Point	Applebee’s International, Inc.	NASDAQ Total Return Index	Media General Restaurant Industry Index
December 27, 1998	$100.00	$100.00	$100.00
December 26, 1999	$137.48	$176.37	$95.16
December 31, 2000	$154.91	$110.86	$90.44
December 30, 2001	$253.23	$88.37	$91.72
December 29, 2002	$262.64	$61.64	$73.21
December 28, 2003	$430.01	$92.68	$100.80

Certain Indemnification Agreements

We have entered into Indemnification Agreements with each of our directors and officers. Under the Indemnification Agreements, we have agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by Section 145 of the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at our request. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or willful misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, our by-laws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.

We presently carry director and officer liability insurance to insure our directors and officers against certain liabilities they might incur in connection with performing their duties for us. If we become obligated to indemnify an officer or director for an act which is covered by that insurance, we would be able to recover the amount of the indemnification from the insurance proceeds up to the amount of coverage. The insurance, however, does not cover all liabilities that could give rise to indemnification by us.

CERTAIN TRANSACTIONS

The Company had a loan outstanding with an interest rate of 5% to Mr. Cywinski for moving related assistance in the amount of $310,000 as of December 29, 2002. He made an interest and principal payment in March 2003. The remaining principal of $210,000 as of December 28, 2003, as well as accrued interest, is due in October 2004.

OTHER MATTERS

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the stock performance graph of this proxy statement, the “Audit Committee Report” and the “Executive Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.

We know of no other matters for stockholders to consider at the Annual Meeting. If a stockholder properly presents any other matter at the meeting, the persons named in the accompanying proxy to vote on behalf of your shares will vote on that matter in accordance with their best judgment.

We encourage each stockholder to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy in the accompanying envelope. If you would respond promptly, it would greatly assist us in making arrangements for the meeting. We appreciate your cooperation. If you attend the meeting, you may vote your shares in person even if you sent in your proxy.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary

Applebee’s International, Inc.

4551 W. 107th Street

Overland Park, Kansas 66207

Overland Park, Kansas

April 13, 2004

APPENDIX A

Applebee’s International, Inc.

Audit Committee Charter

Organization

There shall be a committee of the Board of Directors known as the Audit Committee. The Audit Committee shall be composed of three or more directors who meet all applicable independence requirements of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (the “Act”). No Audit Committee member may be an officer or employee of the Company or any of its divisions or subsidiaries and may not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

All members of the Audit Committee shall be able to read and understand fundamental financial statements and at least one member of the Audit Committee shall have past or current employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In the determination of the Board of Directors, at least one individual shall meet the definition of “audit committee financial expert” as set forth in the Act.

Statement of Policy

The purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the Chief Financial Officer, the internal auditors, and other members of management of the Company.

The Audit Committee has the authority to engage independent counsel and other advisors it deems necessary to carry out its duties. The Company shall provide any necessary funds to serve this purpose.

Election

The members of the Audit Committee shall be elected by the Board of Directors at the annual meeting of the Board of Directors to serve a term of one (1) year or until their successors shall be duly elected and qualified. The Board of Directors will appoint a Chair to preside at the Audit Committee meetings and schedule meetings as appropriate.

Responsibilities

In carrying out its responsibilities and serving its purpose, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions.

The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement). To effect the foregoing, the Audit Committee shall review the independence and effectiveness of the independent auditors and annually approve the appointment of the independent auditors to audit the financial statements of the Company and its divisions and subsidiaries or approve any discharge of independent auditors, if necessary. The independent auditors shall report directly to the Audit Committee.

In addition, as necessary and appropriate, the Audit Committee will:

1.	Be directly responsible for approving all audit services and the compensation paid to the independent auditors and for oversight of their work.

2.	Implement procedures, separate or in conjunction with other procedures and policies of the Company, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Review and reassess, at least on an annual basis, the adequacy of this Audit Committee Charter.

4.	Ensure receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.

5.	Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. In considering independence, receive confirmation that the independent auditors are independent pursuant to Rule 2-01 of Regulation S-X and pursuant to any requirements of the Act.

6.	Take appropriate action to oversee the independence of the independent auditors.

7.	Review the Company’s earnings release prior to the release of year-end earnings and audited financial statements prior to filing the Company’s Annual Report on Form 10-K.

8.	In connection with the Company’s year-end financials, discuss with financial management and independent auditors significant issues regarding accounting principles, practices, and judgments and any items required to be communicated by the independent auditors in accordance with Statement on Accounting Standards No. 61. Review all reports required to be delivered by the independent auditors under the Act. Discuss policies with respect to risk assessment and risk management. Review separately with the independent auditors any audit problems or difficulties in management’s response to issues.

9.	Review, as appropriate, other material financial information submitted to any governmental or public body, including any certification, report, opinion, or review rendered by the independent auditors.

10.	Review the Company’s quarterly financial results prior to the release of quarterly earnings and prior to filing the Company’s Quarterly Report on Form 10-Q. In connection with the Company’s interim financials, discuss with financial management and independent auditors any significant changes to the Company’s accounting principals and any items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards No. 71. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the quarterly review and communication.

11.	Following each audit by the independent auditors, obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

12.	Approve the report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

13.	Oversee the publication of this Audit Committee Charter at least every three years in the Company’s annual proxy statement in accordance with SEC regulations.

14.	Meet with the independent auditors, the CFO and the senior financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

15.	Review with the independent auditors, the Company’s internal auditor, and the CFO and other financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Audit Committee periodically should review Company policy statements relating to its code of conduct.

16.	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

17.	Receive when appropriate, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

18.	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

19.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

20.	Oversee the investigation of any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

21.	Review the Company’s policies concerning the hiring of employees of the Company’s independent auditors. Evaluate compliance with the Act with respect to any such hiring.

22.	Assess, along with the Board of Directors, the performance of the independent auditors and whether it is in the best interest of the Company to regularly rotate its independent auditors. Evaluate and ensure compliance with the Act with respect to rotation of auditor personnel in charge of or participating in the audit.

23.	Consider whether the engagement of the independent auditors for non-audit services is compatible with maintaining the independent auditors’ independence and review the fees for such services. If appropriate, approve in advance such engagement and the payment of such fees. Such services will only be those permissible by the Act and any Nasdaq Stock Market requirements.

24.	Review the experience and credentials of the senior individuals working for the independent auditors on the Company’s account.

25.	Review the policies and procedures of the independent auditors with respect to quality control.

26.	Review any opinions of the independent auditors that management received on the application of accounting principles to a completed, proposed or hypothetical transaction pursuant to Statement of Auditing Standards No. 50, and discuss with financial management and the independent auditors how the election of alternative methods permitted under GAAP would impact the financial statements.

27.	Discuss and review with management and the independent auditors any off-balance sheet arrangements, as well as their effect and the effect of emerging issues arising out of accounting and regulatory proposals on the financial statements of the Company.

28.	Discuss and review with management and the independent auditors any complaints by employees involving material concerns related to the financial statements, audits or accounting policies of the Company.

29.	To do all other things and perform such tasks and functions as are designated by the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company’s code of conduct.

Revised as of December 11, 2003

APPENDIX B

APPLEBEE’S INTERNATIONAL, INC.

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

(Amended and Restated effective as of May 13, 2004)

SECTION 1

PURPOSE AND DURATION

1.1.    Effective Date. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units and Performance Shares. This Plan shall become effective upon the affirmative vote of the holders of a majority of the Shares which are present in person or by proxy and entitled to vote at the 1995 Annual Meeting of Stockholders. This Plan shall be deemed reapproved for purposes of Section 12.2 upon the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote at the 2004 Annual Meeting of Stockholders.

1.2.    Purpose of this Plan. This Plan is intended to attract, motivate, and retain (a) employees of the Company and its Affiliates, (b) consultants who provide significant services to the Company and its Affiliates, and (c) directors of the Company who are employees of neither the Company nor any Affiliate. This Plan also is designed to further the growth and financial success of the Company and its Affiliates by aligning the interests of the Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by or under common control with the Company.

“Affiliated SAR” means an SAR that is granted in connection with a related Option, and that automatically will be deemed to be exercised at the same time that the related Option is exercised.

“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units or Performance Shares.

“Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under this Plan.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Change in Control” shall have the meaning assigned to such term in Section 14.2.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Committee” means the committee appointed by the Board (pursuant to Section 3.1) to administer this Plan.

“Company” means Applebee’s International, Inc., a Delaware corporation, and any successor thereto. With respect to the definitions of the Performance Goals, the Committee in its sole discretion may determine that “Company” means Applebee’s International, Inc. and its consolidated subsidiaries.

“Consultant” means any consultant, independent contractor or other person who provides significant services to the Company or its Affiliates, but who is neither an Employee nor a Director.

“Covered Employee” means a Participant who, as of the anticipated date of vesting and/or payout of an Award, as applicable, is reasonably believed to be one of the group of “covered employees,” as defined in Code section 162(m), or any successor statute, and the regulations promulgated under Code section 162(m).

“Director” means any individual who is a member of the Board of Directors of the Company.

“Disability” means a permanent total disability within the meaning of Code section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Committee in its sole discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

“Earnings Per Share” means as to any Fiscal Year, the Company’s Net Income or a business unit’s Pro Forma Net Income or a business unit’s Pro Forma Net Income, divided by the weighted average number of Shares outstanding for such Fiscal Year (basic Earnings Per Share as opposed to diluted Earnings Per Share), rounded to the nearest cent ($0.01). The weighted average number of shares outstanding for any Fiscal Year will be determined by disregarding any stock repurchases by the Company and the Net Income or Pro Forma Net Income will be adjusted to reflect the net impact of any debt service attributable to funds borrowed to effect any stock repurchases. For those purposes, all funds used to effect stock purchases will be deemed to have been borrowed, and at an interest rate equal to the lowest cost of the Company’s then existing borrowed funds.

“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time this Plan is adopted or becomes so employed subsequent to the adoption of this Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

“Fair Market Value” means the last quoted per share selling price at which Shares are traded on any given date, or if no Shares are traded on such date, the most recent prior date on which Shares were traded, as reported in The Wall Street Journal. Notwithstanding the preceding, for federal, state and local income tax reporting purposes, fair market value shall be determined by the Committee (or its delegate) in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Fiscal Year” means the fiscal year of the Company.

“Freestanding SAR” means a SAR that is granted independently of any Option.

“Grant Date” means, with respect to an Award, the date that the Award was granted.

“Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of section 422 of the Code.

“Individual MBOs” means as to a Participant, the objective and measurable goals set by a “management by objectives” process and approved by the Committee (in its sole discretion).

“Net Income” means as to any Fiscal Year, the income after taxes of the Company for the Fiscal Year determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

“Nonemployee Director” means a Director who is not an employee of the Company or of any Affiliate.

“Nonqualified Stock Option” means an Option to purchase Shares which is not an Incentive Stock Option.

“Operating Return on Invested Capital” means the Company’s (i) Operating Earnings (as shown on its audited financial statements for a Fiscal Year) after income taxes, divided by (ii) average Long-term Debt plus average Stockholders’ Equity less average Cash and Cash Equivalents less average Short-term Investments (all as shown on its audited financial statements for such Fiscal Year).”

“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee, Consultant or Nonemployee Director who has been selected to receive an Award or who has an outstanding Award.

“Performance-Based Compensation” means an Award that qualifies as performance-based compensation under Code section 162(m).

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its sole discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Earnings Per Share, (b) Individual MBOs, (c) Net Income, (d) Pro Forma Net Income, (e) Return on Designated Assets, (f) Return on Revenues, (g) Satisfaction MBOs, (h) Operating Return on Invested Capital, and (i) Total Return to Shareholders. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occur during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws or accounting principles, (d) accruals for reorganization or restructuring programs, and (e) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Form 10-K for the applicable year.

“Performance Period” shall have the meaning assigned to such term in Section 8.3.

“Performance Share” means an Award granted to a Participant pursuant to Section 8.

“Performance Unit” means an Award granted to a Participant pursuant to Section 8.

“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 7, such restrictions may be based on the passage of time, the achievement of target levels of performance or the occurrence of other events as determined by the Committee in its sole discretion.

“Plan” means the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

“Pro Forma Net Income” means as to any business unit for any Fiscal Year, the portion of Company’s Net Income allocable to such business unit; provided, however, that prior to such Fiscal Year, the Committee shall determine the basis on which such allocation shall be made.

“Restricted Stock” means an Award granted to a Participant pursuant to Section 7 or Section 9.

“Retirement” means, in the case of an Employee, a Termination of Service by reason of the Employee’s retirement at or after age 65 or as otherwise specifically provided in or pursuant to an Award Agreement as determined by the Committee. With respect to a Consultant, no Termination of Service shall be deemed to be on account of “Retirement.” With respect to a Nonemployee Director, “Retirement” means termination of service on the Board at or after age 70.

“Return on Designated Assets” means as to any Fiscal Year, (a) the Pro Forma Net Income of a business unit, divided by the average of beginning and ending business unit designated assets, or (b) the Net Income of the Company, divided by the average of beginning and ending designated corporate assets.

“Return on Revenues” means as to any Fiscal Year, the percentage equal to the Company’s Net Income or the business unit’s Pro Forma Net Income, divided by the Company’s or the business unit’s annual revenue.

“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

“Satisfaction MBOs” means as to any Participant, the objective and measurable individual goals set by a “management by objectives” process and approved by the Committee, which goals relate to the satisfaction of external or internal requirements.

“Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act, as determined by the Board.

“Shares” means the shares of Common Stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that is designated as a SAR pursuant to Section 7.

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

“Termination of Service” means, (a) in the case of an Employee, a cessation of the employee-employer relationship between an employee and the Company or an Affiliate for any reason, including, but not limited to, a cessation by resignation, discharge, death, Disability, Retirement or the disaffiliation of an Affiliate, but excluding any such cessation where there is a simultaneous reemployment by the Company or an Affiliate, and (b) in the case of a Consultant, a cessation of the service relationship between a Consultant and the Company or an Affiliate for any reason, including, but not limited to, a cessation by resignation, discharge, death, Disability or the disaffiliation of an Affiliate, but excluding any such cessation where there is a simultaneous reengagement of the Consultant by the Company or an Affiliate.

“Total Return to Shareholders” means (i) the Fair Market Value of a Share on the last day of a period minus the Fair Market Value of a Share on the first day of the period plus all dividends paid on a Share during such period, divided by (ii) the Fair Market Value of a Share on the first day of the period.

SECTION 3

ADMINISTRATION

3.1.    The Committee. This Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the pleasure of, the Board of Directors. The Committee shall be comprised solely of Directors who are both (a) “non-employee directors” under Rule 16b-3 and (b) “outside directors” under section 162(m) of the Code. The Board may delegate to the Committee any or all of the administration of the Plan; provided, however, that the administration of the Plan with respect to Awards granted to Nonemployee Directors may not be so delegated. To the extent that the Board has delegated to the Committee any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Committee.

3.2.    Authority of the Committee. It shall be the duty of the Committee to administer this Plan in accordance with its provisions. The Committee shall have all powers and discretion necessary or appropriate to administer this Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees and Consultants shall be granted Awards, (b) prescribe the terms and conditions of the Awards (other than the Options granted to Directors pursuant to Section 9), (c) interpret this Plan and the Awards, (d) adopt rules for the administration, interpretation and application of this Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules.

3.3.    Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize this Plan’s qualification under section 162(m) of the Code or Rule 16b-3.

3.4.    Nonemployee Director Options and Restricted Stock. Notwithstanding any contrary provision of this Section 3, the Board shall administer Section 9 of this Plan, and the Committee shall exercise no discretion with respect to Section 9. In the Board’s administration of Section 9 and the Options and Restricted Stock granted to Nonemployee Directors, the Board shall have all authority and discretion otherwise granted to the Committee with respect to the administration of this Plan.

3.5.    Decisions Binding. All determinations and decisions made by the Committee, the Board and any delegate of the Committee pursuant to Section 3.3 shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

SECTION 4

SHARES SUBJECT TO THIS PLAN

4.1.    Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under this Plan shall not exceed 10,600,000. Shares granted under this Plan may be either authorized but unissued Shares or treasury Shares, or any combination thereof.

4.2.    Lapsed Awards. If an Award is settled in cash, or is cancelled, terminates, expires or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award thereafter shall be available to be the subject of an Award.

4.3.    Adjustments in Awards and Authorized Shares. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Committee shall adjust the number and class of Shares which may be delivered under this Plan, the number, class and price of Shares subject to outstanding Awards, and the numerical limits of Sections 4.1, 5.1, 6.1, 7.1 and 8.1, in such manner as the Committee (in its sole discretion) shall determine to be advisable or appropriate to prevent the dilution or diminution of such Awards. Any such numerical limitations shall be subject to adjustment under this Section only to the extent such adjustment will not affect the status of any Award intended to qualify as Performance-Based Compensation or the ability to grant or the qualification of Incentive Stock Options under the Plan. In the case of Options and Restricted Stock granted to Nonemployee Directors pursuant to Section 9, the foregoing adjustments shall be made by the Board with respect to Options and Restricted Stock granted and that may be granted thereafter from time to time pursuant to Section 9. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

Appropriate adjustments may also be made by the Board in the other terms of any Awards under the Plan to reflect such changes or distributions on an equitable basis, including modifications of performance targets and changes in the length of Performance Periods.

The Board is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles.

Notwithstanding any provision in this Plan to the contrary, no adjustment may be made with respect to Awards intended to constitute Performance-Based Compensation, to the extent such adjustment would affect the status of such Award as Performance-Based Compensation, or the ability to grant (or the qualification of) Incentive Stock Options under the Plan.

The determination of the Board as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

SECTION 5

STOCK OPTIONS

5.1.    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Employees and Consultants at any time and from time to time as determined by the Committee in its sole discretion. The Committee, in its sole discretion, shall determine the number of Shares subject to each Option; provided, however, that during any Fiscal Year, no Participant shall be granted Options covering more than 225,000 Shares. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. Incentive Stock Options may be granted only to Employees.

5.2.    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise of the Option and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3.    Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1.    Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2.    Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3.    Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Company or an Affiliate consummates a transaction described in section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Consultants on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, in its sole discretion and consistent with section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred (100%) of the Fair Market Value of the Share on the Grant Date.

5.4.    Expiration of Options.

5.4.1.    Expiration Dates. Each Option shall terminate upon the earlier of the first to occur of the following events:

(a) The date for termination of the Option set forth in the Award Agreement; or

(b) The expiration of ten (10) years from the Grant Date; or

(c) The expiration of one (1) year from the date of the Optionee’s Termination of Service for a reason other than the Optionee’s death, Disability or Retirement (except as provided in Section 5.8.2 regarding Incentive Stock Options); or

(d) The expiration of three (3) years from the date of the Optionee’s Termination of Service by reason of Disability (except as provided in Section 5.8.2 regarding Incentive Stock Options) or death; or

(e) The expiration of three (3) years from the date of the Optionee’s Retirement (except as provided in Section 5.8.2 regarding Incentive Stock Options).

5.4.2.    Committee Discretion. Subject to the limits of Section 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5.    Exercisability of Options. Options granted under this Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6.    Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price, or (b) by any other means which the Committee, in its sole discretion, determines (i) to provide legal consideration for the Shares, and (ii) to be consistent with the purposes of this Plan.

The Committee also may allow cashless exercise as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7.    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate in its sole discretion, including, but not limited to, restrictions related to applicable Federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, and any blue sky or state securities laws.

5.8.    Certain Additional Provisions for Incentive Stock Options.

5.8.1.    Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) shall not exceed $100,000.

5.8.2.    Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s termination of employment on account of Disability, unless (a) the Participant dies during such one-year period, and (b) the Award Agreement or the Committee permits later exercise.

5.8.3.    Company and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Company or a Subsidiary on the Grant Date.

5.8.4.    Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.9.    Repricing of Options. The Company may not reprice, replace or regrant an outstanding Option either in connection with the cancellation of such Option or by amending an Award Agreement to lower the Exercise Price of such Option.

SECTION 6

STOCK APPRECIATION RIGHTS

6.1.    Grant of SARs. Subject to the terms and conditions of this Plan, an SAR may be granted to Employees and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

6.1.1.    Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant shall be granted SARs covering more than 225,000 Shares.

6.1.2.    Exercise Price and Other Terms. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under this Plan; provided, however, that the exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.

6.2.    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

6.3.    Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

6.4.    Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine.

6.5.    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.6.    Expiration of SARs. An SAR granted under this Plan shall expire upon the date determined by the Committee, in its sole discretion, as set forth in the Award Agreement. Notwithstanding the foregoing, the terms and provisions of Section 5.4 also shall apply to SARs.

6.7.    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying;

(a) The positive difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by

(b) The number of Shares with respect to which the SAR is exercised.

At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in any combination thereof.

SECTION 7

RESTRICTED STOCK

7.1.    Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Employees and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion, shall determine the number of Shares to be granted to each Participant; provided, however, that during any Fiscal Year, no Participant shall receive more than 225,000 Shares of Restricted Stock.

7.2.    Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee, in its sole discretion, determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the end of the applicable Period of Restriction.

7.3.    Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction.

7.4.    Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Section 7.4.

7.4.1.    General Restrictions. The Committee may set restrictions based upon (a) the achievement of specific performance objectives (Company-wide, divisional or individual), (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its sole discretion.

7.4.2.    Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under section 162(m) of the Code, the Committee, in its sole discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under section 162(m) of the Code. In granting Restricted Stock that is intended to qualify under Code section 162(m), the Committee shall follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock under Code section 162(m) (e.g., in determining the Performance Goals).

7.4.3.    Legend on Certificates. The Committee, in its sole discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

“THE SALE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OR LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLEBEE’S INTERNATIONAL, INC. AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN, AND IN A RESTRICTED STOCK AGREEMENT. A COPY OF THIS PLAN AND SUCH RESTRICTED STOCK AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF APPLEBEE’S INTERNATIONAL, INC.”

7.5.    Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan shall be released from escrow as soon as practicable after the end of the applicable Period of Restriction. The Committee, in its sole discretion, may accelerate the time at which any restrictions shall lapse and remove any restrictions; provided, however, that the Period of Restriction on Shares granted to a Section 16 Person may not lapse until at least six (6) months after the Grant Date (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3). After the end of the applicable Period of Restriction, the Participant shall be entitled to have any legend or legends under Section 7.4.3 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, in accordance with applicable securities laws.

7.6.    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.

7.7.    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the applicable Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

7.8.    Return of Restricted Stock to Company. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Company and thereafter shall be available for grant under this Plan.

7.9.    Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under section 83(b) of the Code. If a Participant makes an election pursuant to section 83(b) of the Code concerning a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

SECTION 8

PERFORMANCE UNITS AND PERFORMANCE SHARES

8.1.    Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Employees and Consultants at any time and from time to time, as shall be determined by the Committee, in its sole discretion. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant; provided, however, that during any Fiscal Year, (a) no Participant shall receive Performance Units having an initial value greater than $250,000, and (b) no Participant shall receive more than 225,000 Performance Shares.

8.2.    Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

8.3.    Performance Objectives and Other Terms. The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid out to the Participants. The time period during which the performance objectives must be met shall be called the “Performance Period”. Performance Periods of Awards granted to Section 16 Persons shall, in all cases, exceed six (6) months in length (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3). Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.1.    General Performance Objectives. The Committee may set performance objectives based upon (a) the achievement of Company-wide, divisional or individual goals, (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its discretion.

8.3.2.    Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units or Performance Shares as “performance-based compensation” under section 162(m) of the Code, the Committee, in its sole discretion, may determine that the performance objectives applicable to Performance Units or Performance Shares, as the case may be, shall be based on the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Performance Units or Performance Shares, as the case may be, the qualify as “performance-based compensation” under section 162(m) of the Code. In granting Performance Units or Performance Shares which are intended to qualify under Code section 162(m), the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Performance Units or Performance Shares, as the case may be, under Code section 162(m) (e.g., in determining the Performance Goals).

8.4.    Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payout of the number of Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved. After the grant of a Performance Unit or Performance Share, the Committee, in its sole discretion, may reduce or waive any performance objectives for such Performance Unit or Performance Share; provided, however, that Performance Periods of Awards granted to Section 16 Persons shall not be less than six (6) months (or such shorter period as may be permissible while maintaining compliance with Rule 16b-3).

8.5.    Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares shall be made as soon as practicable after the end of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, at the end of the applicable Performance Period), or in any combination thereof.

8.6.    Cancellation of Performance Units/Shares. On the earlier of date set forth in the Award Agreement or the Participant’s Termination of Service (other than by death, Disability or, with respect to an Employee, Retirement), all unearned or unvested Performance Units or Performance Shares shall be forfeited to the Company, and thereafter shall be available for grant under this Plan. In the event of a Participant’s death, Disability or, with respect to an Employee, Retirement, prior to the end of a Performance Period, the Committee shall reduce his or her Performance Units or Performance Shares proportionately based on the date of such Termination of Service.

SECTION 9

DIRECTOR OPTIONS AND RESTRICTED STOCK

The provisions of this Section 9 are applicable only to Options and Restricted Stock granted to Nonemployee Directors.

9.1.    Nonemployee Director Grants.

(a) In addition to any cash compensation paid to Nonemployee Directors for their service on the Board or any of its committees, each Nonemployee Director shall receive compensation in the form of Options and/or shares of Restricted Stock. The amount and mix of such equity compensation shall be determined annually by Board of Directors based on providing overall compensation (cash and equity) in the range of the 75th percentile of nonemployee director compensation paid by a selected peer group of public companies.

(b) Each Nonemployee Director shall receive an annual grant of Options and/or Restricted Stock pursuant to Section 9.1(a), above, and each person first elected or appointed to the board after May 1, 2004 shall receive a one-time grant of Options and/or Restricted Stock equal to the number of Options and/or shares of Restricted Stock granted to the Nonemployee Directors in the immediately preceding January.

(c) Each year, by written election made no later than December 15, each Nonemployee Director may designate all or a portion of his or her annual cash retainer for the following year to be paid by the grant of Director Options. If a Nonemployee Director so designates, such Nonemployee Director shall receive Director Options to purchase that number of Shares that equals the portion of the annual cash retainer so designated divided by three/tenths (0.3) of the Fair Market Value of a Share on the Grant Date, rounded to the next higher multiple of ten.

9.2.    Employee Director Grants. Employee Directors shall receive Options or Restricted Stock only in their capacity as Employees and not in their capacity as Directors.

9.3.    Grant Date. All annual grants of Director Options and Restricted Stock shall be granted on the first day in each calendar year that the Shares trade on a United States stock exchange or inter-dealer quotation system, as designated by the Board. All one-time Director Options issued under Section 9.1(b) shall be granted on the effective date of such Nonemployee Director’s election or appointment.

9.4.    Award Agreement. Each Option and each grant of Restricted Stock granted pursuant to this Section 9 shall be evidenced by an Award Agreement which shall be executed by the Nonemployee Director and the Company.

9.5.    Exercise Price. The Exercise Price for the Shares subject to each Option granted pursuant to this Section 9 shall be 100% of the Fair Market Value of such Shares on the Grant Date.

9.6.    Exercisability. Each Option granted pursuant to Section 9.1(a) or (b) shall become immediately exercisable on the first anniversary of the Grant Date and each Option granted pursuant to Section 9.1(c) shall become exercisable in 12 equal monthly installments on the last day of each month in the calendar year in which such Option is granted. Notwithstanding the preceding sentence, whenever an optionee ceases to be a Director for any reason whatsoever, any portion of his or her Options which are not exercisable at that time shall lapse and shall not become exercisable thereafter.

9.7.    Expiration of Options. Each Option shall terminate upon the first to occur of the following events:

(a) The expiration of ten (10) years from the Grant Date; or

(b) The expiration of one (1) year from the date of the Optionee’s termination of service as a Director for any reason.

9.8.    Not Incentive Stock Options. Options granted pursuant to this Section 9 shall not be designated as Incentive Stock Options.

9.9.    Vesting Period for Restricted Stock. The Period of Restriction for the Shares of Restricted Stock granted pursuant to this Section 9 shall be one (1) year. If a person ceases to be a Director for any reason prior to the end of such period, the Restricted Stock shall revert to the Company.

9.10.    Other Terms. All provisions of this Plan not inconsistent with this Section 9 shall apply to Options and Restricted Stock granted to Nonemployee Directors; provided, however, that Sections 5.2, 7.4.1 and 7.5 (relating to the Committee’s discretion to set the terms and conditions of Options and Restricted Stock) shall be inapplicable with respect to Nonemployee Directors.

SECTION 10

STOCK AWARDS

10.1.    Stock Awards. The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may entail the transfer of actual Shares to Employees, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

SECTION 11

MISCELLANEOUS

11.1.    Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

11.2.    No Effect on Employment or Service. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of this Plan, transfer of employment of a Participant between the Company and any of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by an applicable employment agreement between the Participant and the Company or its Affiliate, as the case may be.

11.3.    Participation. No Employee or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

11.4.    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

11.5.    Successors. All obligations of the Company under this Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the company.

11.6.    Beneficiary Designations. If permitted by the Committee, a Participant under this Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of this Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

11.7.    Transferability. Except as otherwise set forth in an Award Agreement, no Award granted under this Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 11.6; provided, however, that, except as otherwise set forth in an Award Agreement, an Award granted under this Plan may be transferred to a holder’s family members, to trusts created for the benefit of the holder or the holder’s family members, or to charitable entities.

11.8.    No Rights as Stockholder. Except to the limited extent provided in Sections 7.6 and 7.7, no Participant (nor any beneficiary thereof) shall have any of the rights or privileges of a stockholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant (or his or her beneficiary).

11.9.    Certification. Prior to the payment of any compensation under an Award intended to qualify as Performance-Based Compensation under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Shares).

11.10.    Discretionary Adjustments Pursuant to Section 162(m). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to Covered Employees, the number of Shares, Options or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

SECTION 12

AMENDMENT, TERMINATION, AND DURATION

12.1.    Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend or terminate this Plan, or any part thereof, at any time and for any reason; provided, however, that the Board will obtain stockholder approval for any amendment which would require stockholder approval pursuant to the listing standards of The Nasdaq Stock Market or any other applicable laws or regulations. The amendment, suspension or termination of this Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of this Plan.

12.2.    Duration of this Plan. This Plan shall become effective on the date specified herein, and subject to Section 12.1 (regarding the Board’s right to amend or terminate this Plan), shall remain in effect thereafter; provided, however, that no Incentive Stock Option may be granted under this Plan after the tenth anniversary of the original effective date of this Plan, or the tenth anniversary of any subsequent approval of the Plan by the stockholders of the Company.

SECTION 13

TAX WITHHOLDING

13.1.    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or the exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or the exercise thereof).

13.2.    Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. The amount of the withholding requirement shall be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.

SECTION 14

CHANGE IN CONTROL

14.1.    Change in Control. Except as provided in Section 14.3, in the event of a Change in Control of the Company, all Awards granted under this Plan that then are outstanding and not then exercisable or are subject to restrictions, shall, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, and all restrictions shall be removed, as of the first date that the Change in Control has been deemed to have occurred, and shall remain as such for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.

14.2.    Definition of Change in Control.

(a) For purposes of this Section 14, for Awards granted prior to the Company’s 2004 Annual Meeting of Stockholders, a Change in Control of the Company shall be deemed to have occurred if the conditions set forth in any one or more of the following shall have been satisfied, unless such condition shall have received prior approval by a majority vote of the Continuing Directors, as defined below, indicating that Section 14.1 shall not apply thereto:

(i) any “person”, as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two consecutive years (not including any period prior to the Effective Date of this Plan), individuals (“Existing Directors”) who at the beginning of such period constitute the Board of Directors, and any new director (an “Approved Director”) (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (b) or (c) of this Section 14.2) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of a least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election previously was so approved (Existing Directors together with Approved Directors constituting “Continuing Directors”), cease for any reason to constitute at least a majority of the Board of Directors; or

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other person, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities for the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger in which no “person” (as defined in Section 14.2(a)(i)) acquires more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve (1) a plan of complete liquidation of the Company or (2) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

(b) For purposes of this Section 14, for Awards granted after the Company’s 2004 Annual Meeting of Stockholders, or for prior Awards if consented to by the Participant, a Change in Control of the Company shall be deemed to have occurred if the conditions set forth in one or more of the following shall have been satisfied, unless such condition shall have received prior approval by a majority vote of the Continuing Directors (for purposes of Section 14.2 (b), “Continuing Directors” shall mean any individual who either (i) was a member of the Board on the date of the 2004 Annual Meeting of Stockholders, or (ii) was designated (as of the day of initial election as a Director) as a Continuing Director by a majority of the then Continuing Directors), indicating that Section 14.1 shall not apply thereto:

(i) Continuing Directors no longer constitute at least 2/3 of the Company’s Board;

(ii) any person or group of persons (as defined in Rule 13d-5 under the 1934 Act), together with its Affiliates, become the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of thirty percent (30%) or more of the Company’s then outstanding Common Stock or thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities

(calculated in accordance with Section 13(d)(3) or 14(d) of the 1934 Act) entitled generally to vote for the election of the Company’s directors;

(iii) the merger or consolidation of the Company with any other corporation, the sale of substantially all of the assets of the Company or the liquidation or dissolution of the Company, unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least 2/3 of the Board of Directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the 1934 Act) of such corporation; or

(iv) at least 2/3 of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the Company’s stockholders or by the Board determine that such proposed action, if taken, would constitute a change in control of the Company and such action is taken.

14.3.    Impact of Change in Control. Notwithstanding the provisions of Section 14.1, in the event there is a Change in Control of the Company, as determined by the Board or the Committee, the Board or Committee may, in its discretion, (i) provide for the assumption or substitution of, or adjustment to, each outstanding Award; (ii) accelerate the vesting of Options and terminate any restrictions on Awards; and (iii) provide for the cancellation of Awards for a cash payment to the Participant. The provisions of this Section 14.3 will not apply to Awards granted prior to the 2004 Annual Meeting of Stockholders unless a Participant consents to such application as to a particular Award.

SECTION 15

LEGAL CONSTRUCTION

15.1.    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

15.2.    Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3.    Requirements of Law. The grant of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required from time to time.

15.4.    Securities Law Compliance. With respect to Section 16 Persons, Awards under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of this Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable or appropriate by the Committee in its sole discretion.

15.5.    Governing Law. This Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Kansas (excluding its conflict of laws provisions).

15.6.    Captions. Captions are provided herein for convenience of reference only, and shall not serve as a basis for interpretation or construction of this Plan.

APPENDIX C

APPLEBEE’S INTERNATIONAL, INC.

EXECUTIVE NONQUALIFIED STOCK PURCHASE PLAN

ARTICLE 1—PURPOSE OF THE PLAN

The Company has established this Plan to provide eligible employees of the Company and its Subsidiaries a method to purchase, at a discount and by payroll deduction, shares of Common Stock of the Company in excess of the shares permitted to be purchased under the Qualified Plan. This Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

ARTICLE 2—DEFINITIONS

2.1    “Beneficiary” means the beneficiary designated under the Qualified Plan. In the absence of any such beneficiary designation under the Qualified Plan, “Beneficiary” shall mean the Participant’s estate.

2.2    “Board” means the Board of Directors of the Company.

2.3    “Brokerage Account” means the general securities brokerage account, or such other account or record determined appropriate by the Company, established and maintained for the Plan with any entity selected by the Company, in its discretion, to assist in the administration of, and purchase of Shares under the Plan. There shall be a single Brokerage Account for Shares purchased under this Plan and for Shares purchased under the Qualified Plan.

2.4    “Code” means the Internal Revenue Code of 1986, as amended.

2.5    “Commencement Date” means the January 1, April 1, July 1 or October 1, as the case may be, on which a particular Offering begins.

2.6    “Committee” means the committee of persons appointed by the Company for the purpose of administering the Plan.

2.7    “Company” means Applebee’s International, Inc.

2.8    “Designated Person” means the person designated by the Committee to receive any forms or agreements required or permitted under the Plan. More than one person may be designated by the Committee. Different persons may be designated for different forms or agreements. The Designated Person may be an individual or an entity. The Committee shall notify Participants in writing of the identity of each Designated Person and the forms or agreements to be sent to each such person.

2.9    “Effective Date” means the later of the date that the stockholders of the Company approve this Plan or July 1, 2004.

2.10    “Ending Date” means the March 31, June 30, September 30 or December 31, as the case may be, on which a particular Offering concludes.

2.11    “Enrollment Agreement” means the enrollment form acceptable to the Committee that a Participant who wishes to participate in the Plan must submit to the Designated Person prior to the Commencement Date. There may be a single enrollment form for both this Plan and the Qualified Plan.

2.12    “Offering” means each three (3) consecutive month offering period for the purchase and sale of Shares under the Plan.

2.13    “Participant” means an employee who has satisfied the eligibility requirements of Article 3 and who has complied with the requirements of Article 4.

2.14    “Pay” means and includes (i) a Participant’s regular salary or earnings; (ii) a Participant’s overtime pay; (iii) bonuses designated by the bonus plan pursuant to which the bonus is paid as being eligible to be used to purchase Shares under this Plan and (iv) bonuses designated by the Committee as being eligible to be used to purchase Shares under this Plan. “Pay” shall not include any other compensation, taxable or otherwise, including without limitation employee tips, moving/relocation expenses, imputed income, option income, tax-gross-ups and taxable benefits.

2.15    “Payroll Deduction Account” shall mean the Company’s bookkeeping entry that reflects the amount deducted from each Participant’s Pay for the purpose of purchasing Shares under the Qualified Plan and this Plan, reduced by amounts refunded to the Participant and amounts applied to purchase Shares from such account under the Qualified Plan and hereunder. There shall be a single Payroll Deduction Account for amounts deducted under this Plan and under the Qualified Plan. Amounts deducted from each Participant’s Pay may be commingled with the general funds of the Company. No interest shall be paid or allowed on a Participant’s payroll deductions.

2.16    “Plan” means the Applebee’s International, Inc. Executive Nonqualified Stock Purchase Plan.

2.17    “Purchase Price” means the price per Share as set forth in Article 6 paid by a Participant to acquire Shares hereunder.

2.18    “Qualified Plan” means the Applebee’s International Inc. Employee Stock Purchase Plan.

2.19    “Shares” means shares of the Company’s Common Stock.

2.20    “Subsidiaries” shall mean any present or future domestic or foreign corporation that would be a “subsidiary corporation” of the Company as that term is defined in Section 424(f) of the Code.

2.21    “Withdrawal” means a Participant’s election to withdraw from an Offering pursuant to Article 11.

ARTICLE 3—ELIGIBILITY

Any employee of the Company or any of its Subsidiaries in salary grade 16 or higher shall be eligible to participate in the Plan as of the Commencement Date coinciding with or next following the date such employee satisfies this eligibility criterion. If an employee terminates employment with the Company or any of its Subsidiaries for any reason and is later rehired, he or she shall be eligible to participate in the Plan as of the Commencement Date coinciding with or next following the date such employee is rehired and satisfies this eligibility criterion.

ARTICLE 4—PARTICIPATION

An eligible employee may become a Participant by completing an Enrollment Agreement provided by the Company and filing it with the Designated Person prior to the deadline set by the Committee that precedes the Commencement Date of the Offering to which it relates. Participation in one Offering under the Plan shall neither limit, nor require, participation in any other Offering; provided, however, that at the conclusion of each Offering, the Company shall automatically re-enroll each Participant in the next Offering at the same rate of payroll deduction, unless the Participant has advised the Designated Person otherwise in a written form acceptable to the Committee in accordance with procedures established by the Committee from time to time.

ARTICLE 5—OFFERINGS

Each Offering shall be for three (3) consecutive months. The first Offering shall commence on July 1, 2004. Thereafter, Offerings shall commence on each subsequent April 1, July 1, October 1 and January 1, and shall continue until the Plan is terminated in accordance with Section 15.5.

ARTICLE 6—PURCHASE PRICE

The “Purchase Price” per Share pursuant to an Offering shall be the lesser of (a) 85% of the fair market value per Share on the Commencement Date of such Offering or, if the Commencement Date is not a business day, the nearest subsequent business day; or (b) 85% of the fair market value of such Share on the Ending Date of such Offering or, if the Ending Date is not a business day, the nearest prior business day. “Fair market value” for this purpose shall mean the closing price as reported on The National Association of Securities Dealers Automated Quotation National Market System (the “NASDAQ-NMS”) or, if the Shares are not reported on The NASDAQ-NMS, on the stock exchange, market, or system on which the Shares are traded as reported that is designated by the Committee as controlling for purposes of the Plan. In the event shares are not so traded or reported, no purchase shall be made and each Participant’s interest in the amount credited to the Payroll Deduction Account shall be returned to each Participant without interest.

ARTICLE 7—LIMITATIONS ON SHARE OWNERSHIP

7.1    The maximum number of Shares that a Participant may acquire during an Offering shall be the amount credited to such Participant’s Payroll Deduction Account as of the Ending Date of such Offering, divided by the Purchase Price per Share, less the number of Shares purchased under the Qualified Plan with respect to such Offering.

7.2    The maximum, aggregate number of Shares that will be offered under the Plan is one hundred fifty thousand (150,000). If, as of any Ending Date, the total number of Shares to be purchased exceeds the number of Shares then available under this Article (after deduction of all Shares that have been previously purchased under the Plan), the Committee shall make a pro rata allocation of the Shares that remain available in as nearly a uniform manner as shall be practicable and as it shall determine, in its sole judgment, to be equitable. In such event, any amount credited to each Participant’s Payroll Deduction Account that remains after purchase of such reduced number of Shares shall be refunded as soon as reasonably practicable, and no further payroll deductions or Offerings shall occur under this Plan unless and until additional shares are authorized.

7.3    Notwithstanding anything herein to the contrary, the maximum number of Shares that may be purchased by any Participant as of any Ending Date shall be reduced to that number which, when the voting power or value thereof is added to the total combined voting power or value of all classes of shares of capital stock of the Company or its Subsidiaries the person is already deemed to hold (excluding any number of Shares which such person would be entitled to purchase under the Plan), is one share less than five percent (5%) of the total combined voting power or value of all classes of shares of capital stock of the Company or its Subsidiaries.

ARTICLE 8—PAYROLL DEDUCTIONS

8.1    At the time the Enrollment Agreement is filed with the Designated Person and for so long as a Participant participates in the Plan, each Participant may authorize the Company to make payroll deductions of either (a) a fixed dollar amount per pay period; or (b) a whole percentage (in 1% increments) of Pay per pay period; provided, however, that the Participant may make a different percentage election with respect to bonus Pay than his percentage election with respect to other types of Pay. The Committee, in its discretion, may establish from time to time a minimum fixed dollar deduction that a Participant must authorize in order to participate in this Plan; provided, however, that a Participant’s existing rights under any Offering that has already commenced may not be adversely affected thereby. The Board, Compensation Committee or the Committee may set limits from time to time on the amount or percentage of Pay that may be deducted. Until a different limit is set, the maximum that may be deducted for both the Qualified Plan and this Plan is 25% of base salary and 50% of bonus. Contributions to the Qualified Plan shall be limited as set forth in that plan.

8.2    The amount of each Participant’s payroll deductions shall be credited to his Payroll Deduction Account. No interest or other amount shall be credited to a Payroll Deduction Account.

8.3    Commencing with respect to the first payroll period beginning on or after the Plan’s Effective Date, a Participant’s authorized payroll deductions shall be deducted from each paycheck paid during an Offering and shall continue until changed by the Participant or by amendment or termination of this Plan. A Participant may elect to increase or decrease his authorized payroll deductions effective as of January 1, April 1, July 1 or October 1 of each year upon prior notice acceptable to the Company. Except for a Withdrawal and discontinuance of payroll deductions permitted under this Plan, no change in payroll deductions may be effective on a date other than January 1, April 1, July 1, or October 1, including without limitation, any change in the amount or rate of payroll deductions during an Offering.

8.4    With respect to each payroll period during an Offering, a Participant’s authorized payroll deductions shall be deducted from Pay only after all other discretionary and non-discretionary payroll deductions attributable to such Participant have first been deducted from Pay for such period. To the extent a Participant’s Pay after such discretionary and non-discretionary payroll deductions have been deducted is less than the Participant’s authorized payroll deductions hereunder, the Participant’s remaining Pay, if any, shall be credited on his behalf to the Payroll Deduction Account and the difference between the authorized and actual deduction shall be disregarded and never deducted from payroll or credited to the Payroll Deduction Account.

8.5    A Participant who timely files an Enrollment Agreement authorizing the Company to start, stop, increase, or decrease his payroll deductions shall have thirty (30) days from the date of the first regular payroll check that such modification was to be effective to advise the Designated Person in writing that his payroll deduction was not properly implemented. If a Participant fails to inform the Designated Person within such thirty (30) day period, such Participant shall be deemed to have elected whatever amount (including zero) that has been and is being deducted from his paycheck.

ARTICLE 9—PURCHASE OF SHARES

9.1    As of the Ending Date of each Offering, a Participant’s Payroll Deduction Account shall first be used to purchase Shares under the Qualified Plan. Once a Participant has purchased the maximum number of Shares permitted to be purchased during an Offering Period under the Qualified Plan, the Participant’s Payroll Deduction Account shall be used to purchase Shares under this Plan, subject to the limits of Section 7.3 of this Plan. The Participant shall be deemed to have elected to purchase at the Purchase Price, the maximum number of Shares (including fractional Shares) that may be purchased with such Participant’s Payroll Deduction Account remaining after the purchase of Shares under the Qualified Plan in accordance with the terms of this Plan unless the Designated Person has received timely and proper notice of a Withdrawal. The Shares purchased hereunder will be credited to the Brokerage Account. No Participant shall have any rights of a shareholder with respect to any Shares until the Shares have been purchased in accordance herewith. Shares purchased hereunder may be treasury or newly issued shares acquired from the Company or shares acquired on the open market.

9.2    Any cash dividends paid on Shares purchased under this Plan and credited to the Brokerage Account shall be automatically applied to purchase, at Company expense, additional Shares from the Company at the fair market value (as defined in Article 6) of such Shares as of the business day immediately preceding the date of purchase, or on the open market at the market price at the time of purchase, and such additional shares shall be credited to the Brokerage Account.

9.3    Notwithstanding the preceding provisions of this Article or any other provision to the contrary, no Shares shall be purchased hereunder or credited to the Brokerage Account until the Plan is approved by the stockholders of the Company.

ARTICLE 10—EVIDENCE OF OWNERSHIP OF SHARES

Following the Ending Date of each Offering, the Shares that are purchased by each Participant pursuant to this Plan shall be recorded in book entry form and credited to the Brokerage Account.

ARTICLE 11—WITHDRAWAL

11.1    A Participant may “Withdraw” from an Offering, in whole but not in part, by notifying the Designated Person, in writing on a form acceptable to the Committee, in which event (i) the Participant’s payroll deductions shall stop as soon as is reasonably practicable following receipt of such notice by the Designated Person, (ii) the Company shall refund, the amount credited to the Participant’s Payroll Deduction Account as soon as reasonably practicable, and (iii) no Shares shall be purchased on behalf of the Participant with respect to such Offering. The notice described in this Section must be received by the Designated Person prior to the deadline set by the Committee, provided that if the Committee fails to set such a deadline, such notice must be received by the Ending Date (or the immediately preceding business day if the Ending Date is not a business day).

11.2    An eligible employee who has previously withdrawn from the Plan may re-enter by complying with the Participation requirements. Upon compliance with such requirements, an employee’s re-entry into the Plan will be effective as of the Commencement Date coinciding with or next following the satisfaction of such requirements.

11.3    A Participant hereunder may elect at any time on a form acceptable to the Committee (i) to have all or part of the Shares credited to the Brokerage Account on his or her behalf (including fractional Shares) sold at the Participant’s expense and cash paid to the Participant, (ii) to have any whole Shares transferred to the Participant’s individual brokerage account established at the Participant’s expense, or (iii) to have a stock certificate issued to the Participant or his designee for any whole Shares credited to the Brokerage Account on his behalf.

ARTICLE 12—RIGHTS NOT TRANSFERABLE

No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber such Participant’s interest in the Payroll Deduction Account or any rights to purchase or to receive Shares under the Plan other than by will or the laws of descent and distribution, and such rights and interests shall not be subject to, a Participant’s debts, contracts, or liabilities. If a Participant purports to make a transfer, or a third party makes a claim in respect of a Participant’s rights or interests, whether by garnishment, levy, attachment or otherwise, such purported transfer or claim shall be treated as a Withdrawal.

ARTICLE 13—TERMINATION OF EMPLOYMENT

As soon as reasonably practicable following termination of a Participant’s employment with the Company or any of its Subsidiaries for any reason whatsoever, including, but not limited to, by reason of death, disability or retirement, (i) the amount credited to the Payroll Deduction Account on behalf of the Participant shall be returned to the Participant or the Participant’s Beneficiary, as the case may be, subject to Section 15.1 and (ii) the Participant’s interest in the Brokerage Account shall be liquidated in the manner described below. As part of the procedure to liquidate the Participant’s interest in the Brokerage Account, the Participant may elect in writing on a form acceptable to the Committee and received by the Designated Person by the deadline set by the Committee, to have the number of Shares credited to the Brokerage Account on behalf of the Participant sold at the Participant’s expense and cash paid to the Participant, or to have such Shares transferred to the Participant’s individual brokerage account established at the Participant’s expense. If the Participant does not request a sale or transfer by the deadline established by the Committee or requests to receive a stock certificate, a certificate for the whole Shares credited to the Brokerage Account on his behalf will be issued to the Participant and the Participant will receive cash for any fractional Shares credited to the Brokerage Account on his behalf.

ARTICLE 14—ADMINISTRATION

The Plan shall be administered by the Committee, which may engage such persons, entities or agents as it shall deem advisable to assist in the administration of the Plan. The Company may from time to time appoint or dismiss members of the Committee. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present at a meeting or the consent in writing signed by all the members of the Committee shall constitute the acts of the Committee. The Committee shall be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all parties, including the Company, the Participants and any and all persons that claim rights or interests under or through a Participant. The Committee may delegate all or part of its authority to one or more of its members.

ARTICLE 15—MISCELLANEOUS

15.1    Amendment or Discontinuance of the Plan. The Board shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Participant’s existing rights under any Offering that is in progress may be adversely affected thereby.

15.2    Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the capital structure of the Company, the number, kind and price of the Shares that are available for purchase under the Plan and the number of Shares that an employee is entitled to purchase shall be automatically adjusted to reflect the change in capital structure; provided, however, that the Board shall retain the right to modify any such adjustment in the manner it deems appropriate.

15.3    Notices. All notices or other communications by a Participant under or in connection with the Plan, including but not limited to Enrollment Agreements, shall be deemed to have been duly given when received by the Designated Person in the form specified by the Committee.

15.4    Termination of the Plan. This Plan shall terminate at the earliest of the following:

(a) The date of the filing of a “Statement of Intent to Dissolve” by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations affiliated with the Company;

(b) The date the Board acts to terminate the Plan; and

(c) The date when all of the Shares that were reserved for issuance hereunder have been purchased.

Prior to termination of the Plan, the Company may change the Ending Date of a pending Offering. Upon termination of the Plan, the Company shall refund to each Participant, the remaining amount credited to each Participant’s Payroll Deduction Account after all purchases have been made.

15.5    Notice of, and Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Shares for investment and not for resale. The Company does not, however, intend to restrict or influence the conduct of any employee’s affairs beyond established Company policies. A current or former Participant may, therefore, sell Shares that are purchased under the Plan at any time at his expense, subject to compliance with any applicable federal or state securities laws and Company policies. Each current and former Participant assumes the risk of any market fluctuations in the price of the Shares.

15.6    Governmental Regulation. The Company’s obligation to sell and deliver Shares under this Plan is subject to any governmental approval that is required in connection with the authorization, issuance or sale of such Shares.

15.7    No Employment Rights. This Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

15.8    Governing Law. The law of the state of Kansas shall govern all matters that relate to this Plan except to the extent it is superseded by the laws of the United States.

15.9    Text of Plan Documents Controls. Titles of Articles and Sections in this Plan are inserted for convenience of reference only and in the event of any conflict, the text of this instrument, rather than such titles, shall control.

15.10    Non-gender Clause. Any words herein used in the masculine shall read and be construed in the feminine where they would so apply. Words in the singular shall be read and be construed as though used in the plural in all cases where they would so apply.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF APPLEBEE’S INTERNATIONAL, INC.

ANNUAL MEETING OF STOCKHOLDERS, MAY 13, 2004

The undersigned hereby appoints each of Lloyd L. Hill and Rebecca R. Tilden the proxy and attorney-in-fact of the undersigned with full power of substitution for and in the name of the undersigned to attend the Annual Meeting of Stockholders of Applebee’s International, Inc., to be held at the Doubletree Hotel, 10100 College Boulevard, Overland Park, Kansas 66210 on May 13, 2004, at 10:00 a.m., CDT, and any and all adjournments thereof, and to vote thereat the number of shares of Common Stock of Applebee’s International, Inc., which the undersigned would be entitled to vote if then personally present. The Board of Directors recommends votes FOR proposals I through IV and AGAINST proposal V.

I.	To elect five directors: four directors to serve until the 2007 Annual Meeting of Stockholders and one director to serve until the 2006 Annual Meeting of Stockholders or until their earlier resignation;

Nominees to serve until the 2007 Annual Meeting: Jack P. Helms, Lloyd L. Hill, Burton M. Sack and Michael A. Volkema

Nominee to serve until the 2006 Annual Meeting: Steven K. Lumpkin

☐  FOR all nominees listed above.

☐  FOR all nominees listed above except                                     .

☐  WITHHOLD AUTHORITY to vote for all nominees listed above.

II.	To approve the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan;

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

III.	To approve the Executive Nonqualified Stock Purchase Plan;

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

IV.	To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the 2004 fiscal year;

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

V.	To act on a shareholder proposal to require us to issue a report relating to genetically engineered food.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

VI.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS I THROUGH IV AND AGAINST PROPOSAL V.

Signature                                                                                 Date

Signature                                                                                 Date

Sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full title. If a corporation, sign full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized partner.

MARK, DATE, SIGN, AND PROMPTLY RETURN PROXY CARD IN ENCLOSED ENVELOPE.